Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Discover Financial Services

Riverwoods, IL

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Discover Financial Services (the “Company”) as of December 31, 2024, based on criteria established in Internal Control —  Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control —  Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statement of financial condition, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows as of and for the year ended December 31, 2024, of the Company and our report dated February 20, 2025, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 20, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Discover Financial Services

Riverwoods, IL

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Discover Financial Services (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2025, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses — Credit Card Loans and Personal Loans — Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

The allowance for credit losses (“allowance”) represents management’s estimate of expected credit losses over the remaining life of each loan, using relevant available information, relating to past events, current conditions, and reasonable and supportable forecasts of future economic conditions. As of December 31, 2024, the total allowance was $8.3 billion, which includes the allowance associated with the credit card loan and personal loan portfolios of $7.4 billion and $780 million, respectively.

The determination of the allowance estimate involves a high degree of subjectivity and requires significant estimates of current credit risk using both quantitative and qualitative analysis. Management uses statistical models, which are developed on the historical relationship between losses and predictive variables, to estimate the quantitative component of the allowance. The statistical models require that management select certain inputs for each estimate, including the macroeconomic forecast scenario, and the reasonable and supportable forecast period. In addition, management considers relevant qualitative factors that have occurred but are not yet reflected in the model estimate.

Auditing certain aspects of the allowance associated with the credit card loan and personal loan portfolios required a high degree of auditor judgment and an increased extent of effort, including the involvement of our credit modeling specialists. This included evaluating the (1) model methodology, including the selection of predictive variables during model development, (2) selection of key model assumptions, including the macroeconomic forecast scenario and reasonable and supportable period, and (3) qualitative analysis of the results, including the use of qualitative adjustments, if applicable.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allowance for credit losses balance, specific to the credit card loan and personal loan portfolios included the following procedures, among others:

•

We tested the design and operating effectiveness of management’s controls over the determination and review of model methodology, selection of key model assumptions, and qualitative analysis of the results

•	We evaluated whether the methodology and key model assumptions are appropriate in the context of the applicable financial reporting framework

•

With assistance from credit modeling specialists, we evaluated whether the models are suitable for determining the estimate, which included understanding the model methodologies and logic and whether the selected methods for estimating loan losses is appropriate for each loan portfolio

•

We evaluated whether the selected macroeconomic forecasts were reasonable, including evaluating if they were internally consistent with other aspects of the Company’s operations, and externally consistent with other macroeconomic forecasts

•	We evaluated the reasonableness and consistency of the reasonable and supportable forecast period

•

We evaluated whether judgments have been applied consistently to the models and that any qualitative adjustments are consistent with the measurement objective of the applicable financial reporting framework and are appropriate in the circumstances

•	We considered any contradictory evidence that arose while performing our procedures, and whether or not this evidence was indicative of management bias

•	We evaluated the completeness and accuracy of the Company’s allowance for credit losses disclosures

Litigation and Regulatory Matters — Card Product Misclassification Counterparty Restitution Liability — Refer to Note 19 to the financial statements

Critical Audit Matter Description

Beginning in 2007, the Company incorrectly classified certain credit card accounts into its highest merchant and merchant acquirer pricing tier. The misclassification affected pricing for certain merchants and merchant acquirers, but not for cardholders. As of December 31, 2024, the Company recorded a liability of $1.2 billion within accrued expenses and other liabilities which includes calculated refunds to merchants and merchant acquirers, interest, other settlement concessions agreed to, less cumulative disbursements made through December 31, 2024, a portion of which is the critical audit matter.

The Company used facts and data available as of December 31, 2024, to develop its best estimate for the amount it expects to pay to merchant and merchant acquirers. The determination of the refund liability involved management judgment and estimation as a result of differences in individual merchant agreements, changes in network terms and differences in the available historical data.

We identified the portion of the liability which represents calculated refunds to merchants and merchant acquirers as a critical audit matter because auditing management’s judgment in determining the methodology for the liability calculation and assumptions applied within the calculation required a high degree of auditor judgment and an increased extent of effort. Auditing the interest, other settlement concessions agreed to, and cumulative disbursements made through December 31, 2024 did not require a high degree of auditor judgment nor an increased extent of effort. Therefore those portions of the counterparty restitution liability have not been identified as a critical audit matter.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the card misclassification refund liability included the following procedures, among others:

•	We tested the design and operating effectiveness of management’s controls over the determination and review of the liability calculation and assumptions used in the calculation

•	We performed a combination of procedures to assess the completeness and accuracy of data used within the calculation

•

We evaluated the reasonableness of the methodology used to calculate the liability which included, evaluating the mathematical accuracy of the calculation, the application of the data inputs to the calculation, and assumptions used within the calculation

•	We inspected meeting minutes for the Board of Directors, Audit Committee, Risk Oversight Committee, and Governance and Controls Committee

•	We performed inquiries with members of management regarding the liability

•	We inspected supporting documentation and inquired of members of management regarding the status of any ongoing regulatory reviews specific to the liability or settlement negotiations

•	We considered any contradictory evidence that arose while performing our procedures, and whether or not this evidence was indicative of management bias

•	We evaluated the completeness and accuracy of the Company’s disclosures related to the liability

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 20, 2025

We have served as the Company’s auditor since the spin-off from its former parent company in 2007 and as Discover Bank’s (a wholly owned subsidiary of the Company) auditor since 1985.

DISCOVER FINANCIAL SERVICES

Consolidated Statements of Financial Condition

(dollars in millions, except for share amounts)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$8,474	$11,685
Restricted cash	25	43
Other short-term investments	5,423	—
Investment securities (includes available-for-sale securities of $14,359 and $13,402 reported at fair value with associated amortized cost of $14,475 and $13,451 at December 31, 2024 and 2023, respectively)	14,630	13,655
Loan receivables
Loan receivables	121,118	128,409
Allowance for credit losses	(8,323)	(9,283)

Net loan receivables	112,795	119,126
Premises and equipment, net	1,072	1,091
Goodwill	255	255
Other assets	4,966	5,858

Total assets	$147,640	$151,713

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Interest-bearing deposit accounts	$105,459	$107,493
Non-interest-bearing deposit accounts	1,550	1,438

Total deposits	107,009	108,931
Short-term borrowings	—	750
Long-term borrowings	16,253	20,581
Accrued expenses and other liabilities	6,452	7,216

Total liabilities	129,714	137,478
Commitments, contingencies and guarantees (Notes 15, 18 and 19)
Stockholders’ Equity
Common stock, par value $0.01 per share; 2,000,000,000 shares authorized; 572,608,227 and 570,837,720 shares issued at December 31, 2024 and 2023, respectively	6	6
Preferred stock, par value $0.01 per share; 200,000,000 shares authorized; 10,700 shares issued and outstanding at December 31, 2024 and 2023, respectively	1,056	1,056
Additional paid-in capital	4,651	4,553
Retained earnings	33,583	29,855
Accumulated other comprehensive loss	(296)	(225)
Treasury stock, at cost; 321,268,743 and 320,734,860 shares at December 31, 2024 and 2023, respectively	(21,074)	(21,010)

Total stockholders’ equity	17,926	14,235

Total liabilities and stockholders’ equity	$147,640	$151,713

The table below presents the carrying amounts of certain assets and liabilities of Discover Financial Services’ consolidated variable interest entities (“VIEs”), which are included in the consolidated statements of financial condition above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated VIEs. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts for which creditors have recourse to the general credit of Discover Financial Services.

	December 31,
	2024	2023
Assets
Restricted Cash	$25	$43
Loan receivables	$29,394	$30,590
Allowance for credit losses allocated to securitized loan receivables	$(1,294)	$(1,347)
Other assets	$1	$21
Liabilities
Short- and long-term borrowings	$8,475	$11,743
Accrued expenses and other liabilities	$13	$19

See Notes to the Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Consolidated Statements of Income

(dollars in millions, except for share amounts)

	For the Years Ended December 31,
	2024	2023	2022
Interest income
Credit card loans	$16,109	$14,438	$10,632
Other loans	2,729	2,515	1,870
Investment securities	521	449	179
Other interest income	661	443	183

Total interest income	20,020	17,845	12,864
Interest expense
Deposits	4,772	3,886	1,257
Short-term borrowings	19	5	2
Long-term borrowings	933	855	606

Total interest expense	5,724	4,746	1,865

Net interest income	14,296	13,099	10,999
Provision for credit losses	4,911	6,018	2,359

Net interest income after provision for credit losses	9,385	7,081	8,640
Other income
Discount and interchange revenue, net	1,520	1,381	1,303
Protection products revenue	169	172	172
Loan fee income	819	763	632
Transaction processing revenue	345	303	249
Losses on equity investments	(2)	(9)	(214)
Other income	763	85	75

Total other income	3,614	2,695	2,217
Other expense
Employee compensation and benefits	2,824	2,434	2,139
Marketing and business development	1,070	1,164	1,035
Information processing and communications	735	608	513
Professional fees	1,274	1,041	871
Premises and equipment	93	89	118
Other expense	929	803	540

Total other expense	6,925	6,139	5,216

Income before income taxes	6,074	3,637	5,641
Income tax expense	1,539	841	1,325

Net income	$4,535	$2,796	$4,316

Net income allocated to common stockholders	$4,446	$2,715	$4,228

Basic earnings per common share	$17.72	$10.71	$15.25
Diluted earnings per common share	$17.72	$10.70	$15.23

See Notes to the Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Consolidated Statements of Comprehensive Income

(dollars in millions)

	For the Years Ended December 31,
	2024	2023	2022
Net income	$4,535	$2,796	$4,316
Other comprehensive (loss) income, net of tax
Unrealized (losses) gains on available-for-sale investment securities, net of tax	(49)	99	(250)
Unrealized (losses) gains on cash flow hedges, net of tax	(12)	6	(5)
Unrealized pension and post-retirement plan (losses) gains, net of tax	(10)	9	10

Other comprehensive (loss) income	(71)	114	(245)

Comprehensive income	$4,464	$2,910	$4,071

See Notes to the Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in millions, shares in thousands)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	11	$1,056	568,831	$6	$4,369	$24,147	$(94)	$(16,695)	$12,789
Net income	—	—	—	—	—	4,316	—	—	4,316
Other comprehensive loss	—	—	—	—	—	—	(245)	—	(245)
Purchases of treasury stock	—	—	—	—	—	—	—	(2,359)	(2,359)
Common stock issued under employee benefit plans	—	—	107	—	10	—	—	—	10
Common stock issued and stock-based compensation expense	—	—	751	—	89	—	—	—	89
Dividends — common stock ($2.30 per share)	—	—	—	—	—	(643)	—	—	(643)
Dividends — Series C preferred stock ($5,500 per share)	—	—	—	—	—	(31)	—	—	(31)
Dividends — Series D preferred stock ($6,125 per share)	—	—	—	—	—	(31)	—	—	(31)

Balance at December 31, 2022	11	1,056	569,689	6	4,468	27,758	(339)	(19,054)	13,895
Cumulative effect of ASU No. 2022-02 adoption	—	—	—	—	—	52	—	—	52
Net income	—	—	—	—	—	2,796	—	—	2,796
Other comprehensive income	—	—	—	—	—	—	114	—	114
Purchases of treasury stock	—	—	—	—	—	—	—	(1,956)	(1,956)
Common stock issued under employee benefit plans	—	—	118	—	11	—	—	—	11
Common stock issued and stock-based compensation expense	—	—	1,031	—	74	—	—	—	74
Dividends — common stock ($2.70 per share)	—	—	—	—	—	(689)	—	—	(689)
Dividends — Series C preferred stock ($5,500 per share)	—	—	—	—	—	(31)	—	—	(31)
Dividends — Series D preferred stock ($6,125 per share)	—	—	—	—	—	(31)	—	—	(31)

Balance at December 31, 2023	11	1,056	570,838	6	4,553	29,855	(225)	(21,010)	14,235
Cumulative effect of ASU No. 2023-02 adoption	—	—	—	—	—	(37)	—	—	(37)
Net income	—	—	—	—	—	4,535	—	—	4,535
Other comprehensive loss	—	—	—	—	—	—	(71)	—	(71)
Purchases of treasury stock	—	—	—	—	—	—	—	(64)	(64)
Common stock issued under employee benefit plans	—	—	101	—	13	—	—	—	13
Common stock issued and stock-based compensation expense	—	—	1,669	—	85	—	—	—	85
Dividends — common stock ($2.80 per share)	—	—	—	—	—	(708)	—	—	(708)
Dividends — Series C preferred stock ($5,500 per share)	—	—	—	—	—	(31)	—	—	(31)
Dividends — Series D preferred stock ($6,125 per share)	—	—	—	—	—	(31)	—	—	(31)

Balance at December 31, 2024	11	$1,056	572,608	$6	$4,651	$33,583	$(296)	$(21,074)	$17,926

See Notes to the Consolidated Financial Statements.

DISCOVER FINANCIAL SERVICES

Consolidated Statements of Cash Flows

(dollars in millions)

	For the Years Ended December 31,
	2024	2023	2022
Cash flows provided by operating activities
Net income	$4,535	$2,796	$4,316
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	4,911	6,018	2,359
Deferred income taxes	162	(671)	(452)
Depreciation and amortization	300	458	561
Amortization of deferred revenues	(425)	(468)	(365)
Gains related to loans sold	(450)	—	—
Net losses on investments and other assets	65	50	261
Other, net	82	110	125
Changes in assets and liabilities:
Decrease (increase) in other assets	43	(658)	(846)
(Decrease) increase in accrued expenses and other liabilities	(798)	928	1,181

Net cash provided by operating activities	8,425	8,563	7,140
Cash flows (used for) provided by investing activities
Purchases of other short-term investments	(5,370)	—	—
Maturities of available-for-sale investment securities	2,217	1,831	2,084
Purchases of available-for-sale investment securities	(3,106)	(2,996)	(7,682)
Maturities of held-to-maturity investment securities	16	16	32
Purchases of held-to-maturity investment securities	(35)	(49)	(50)
Proceeds from the sale of loans originated for investment	10,679	—	—
Net change in principal on loans originated for investment	(7,893)	(19,934)	(19,961)
Proceeds from the sale of available for sale securities	8	—	—
Proceeds from the sale of other investments	25	44	336
Purchases of other investments	(83)	(100)	(169)
Proceeds from sale of premises and equipment	59	—	9
Purchases of premises and equipment	(268)	(303)	(236)

Net cash used for investing activities	(3,751)	(21,491)	(25,637)
Cash flows (used for) provided by financing activities
Net change in short-term borrowings	(750)	750	(1,750)
Net change in deposits	(1,995)	17,250	19,208
Proceeds from issuance of securitized debt	750	2,230	5,620
Maturities, repayments and transfers of securitized debt	(3,290)	(1,494)	(4,395)
Proceeds from issuance of other long-term borrowings	—	2,041	1,265
Maturities and repayments of other long-term borrowings	(1,777)	(2,340)	(834)
Proceeds from issuance of common stock	13	12	10
Dividends paid on common and preferred stock	(771)	(752)	(703)
Purchases of treasury stock	(83)	(1,938)	(2,359)

Net cash (used for) provided by financing activities	(7,903)	15,759	16,062

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,229)	2,831	(2,435)
Cash, cash equivalents and restricted cash, at the beginning of the period	11,728	8,897	11,332

	For the Years Ended December 31,
	2024	2023	2022
Cash, cash equivalents and restricted cash, at the end of the period	$8,499	$11,728	$8,897

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$8,474	$11,685	$8,856
Restricted cash	25	43	41

Cash, cash equivalents and restricted cash, at the end of the period	$8,499	$11,728	$8,897

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest expense	$5,690	$4,508	$1,666
Income taxes, net of income tax refunds	$1,180	$1,605	$1,865

See Notes to the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

1.	Background and Basis of Presentation

Description of Business

Discover Financial Services (“DFS” or the “Company”) is a digital banking and payment services company. The Company is a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. Therefore, the Company is subject to oversight, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company provides digital banking products and services and payment services through its subsidiaries. The Company offers its customers credit card loans, personal loans, home loans and deposit products. The Company also operates the Discover Network, the PULSE network (“PULSE”) and Diners Club International (“Diners Club”), collectively known as the Discover Global Network. The Discover Network processes transactions for Discover-branded credit and debit cards and provides payment transaction processing and settlement services. PULSE operates an electronic funds transfer network, providing financial institutions issuing debit cards on the PULSE network with access to automated teller machines (“ATMs”) domestically and internationally, as well as merchant acceptance throughout the United States of America (“U.S.”) for debit card transactions. Diners Club is a global payments network of licensees, which are generally financial institutions, that issue Diners Club branded credit and charge cards and/or provide card acceptance services.

The Company manages its business activities in two segments, Digital Banking and Payment Services, based on the products and services provided. See Note 22: Segment Disclosures for a detailed description of each segment’s operations and the allocation conventions used in business segment reporting.

Sale of The Private Student Loan Portfolio

The sale of the private student loan portfolio was completed during the fourth quarter of 2024. As a result, the Company recognized a gain of approximately $450 million recorded in other income on the consolidated statements of income for the year ended December 31, 2024. As part of the sale transaction, the Company sold its beneficial interest in its remaining private student loan securitization trust, which resulted in the derecognition of loan receivables held by the trust and debt issued by the trust. For more information, see Discover’s Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) on July 17, 2024.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related disclosures. These estimates are based on information available as of the date of the consolidated financial statements. The Company believes that the estimates used in the preparation of the consolidated financial statements are reasonable. Actual results could differ from these estimates.

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on the Company’s consolidated financial condition, results of operations or changes in stockholders’ equity.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. However, the Company did not have a controlling voting interest in any entity other than its wholly-owned subsidiaries in the periods presented in the accompanying consolidated financial statements.

It is also the Company’s policy to consolidate any VIEs for which the Company is the primary beneficiary, as defined by GAAP. On this basis, the Company consolidates the Discover Card Master Trust I (“DCMT”) and the Discover Card Execution Note Trust (“DCENT”) and consolidated the student loan securitization trust prior to the sale of the private student loan portfolio, which was completed during the fourth quarter of 2024. The Company is deemed to be the primary beneficiary of each of these trusts since it is, for each, the trust Servicer and the holder of both the residual interest and the majority of the most subordinated interests. Because of those involvements, the Company has, for each trust, (i) the power to direct the activities that most significantly impact the economic performance of the trust and (ii) the obligation (or right) to absorb losses (or receive benefits) of the trust that could potentially be significant. The Company has determined that it was not the primary beneficiary of any other VIE during the years ended December 31, 2024, 2023 and 2022.

For investments in any entities in which the Company owns 50% or less of the outstanding voting stock but in which the Company has significant influence over operating and financial decisions, the Company applies the equity method of accounting. In cases where the Company’s equity investment is less than 20% and significant influence does not exist, such investments are carried at cost as they typically do not have readily determinable fair values, and are adjusted for any impairment in value. Investments in actively traded stock are carried at fair value with changes in fair value recorded as an adjustment to earnings.

Recently Issued Accounting Pronouncements (Not Yet Adopted)

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to build a better understanding of an entity’s expenses through more detailed tabular disclosures surrounding certain costs and expenses (including but not limited to employee compensation, amortization of intangibles, and depreciation), defining and disclosing selling expense, and qualitatively describing remaining amounts not disaggregated in relevant expense captions. In addition, certain existing expense disclosures will be required to be presented within the same note and tabular format as prescribed by ASU No. 2024-03. The guidance is effective for the Company for the year ending December 31, 2027, and interim periods thereafter and can be applied on a prospective or retrospective basis. While the ASU implements further disclosure requirements, it does not change how an entity calculates and/or records its expenses, and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency of income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. Entities are required to disaggregate the rate reconciliation (including percentages and reported amounts) by certain specified categories with additional disaggregation by nature and/or jurisdiction for items over a designated threshold. Income taxes paid (net of refunds received) must be disaggregated by federal, state and foreign taxes and separately by individual jurisdiction in which that amount for a particular jurisdiction is equal to or greater than five percent of total income taxes paid (net of refunds received). This annual disclosure guidance is effective for the Company for the year ending December 31, 2025 and can be adopted on either a prospective or retrospective basis. The Company expects to adopt this standard on a prospective basis. While the ASU implements further income tax disclosure requirements, it does not change how an entity determines its income tax obligation, and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows.

Recently Adopted Accounting Pronouncement

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU required disclosure of additional segment level information, particularly regarding significant segment expenses. The Company has disclosed significant expense categories and amounts that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported segment measure of profit or loss. As appropriate, other segment items have also been reported, which are those items that make up the difference between segment revenues less significant segment expenses and reported segment profit or loss. Additionally, the Company has disclosed the title and position of the CODM and how the CODM uses the reported measures of segment profit or loss for assessing the performance of and allocating resources to the Company’s operating segments. The guidance was effective for the Company for the year ending December 31, 2024, and interim periods thereafter and has been applied retrospectively. While the ASU implemented further segment disclosure requirements, it did not change how the Company identifies its operating or reportable segments, and it had no impact on the Company’s consolidated financial condition, results of operations or cash flows.

In March 2023, the FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The ASU expanded the use of the proportional amortization method of accounting for tax credit investments. Under the proportional amortization method, the cost of the investment is amortized in proportion to the income tax credits and other income tax benefits received, the net effect of which is recognized as a component of income tax expense on the consolidated statements of income. Previously, the method was limited to Low Income Housing Tax Credit investments, however the Company historically did not elect to use this method. Under the amended guidance, use of proportional amortization is available to any qualifying tax credit investments, which now also includes New Markets Tax Credit investments among others. The ASU was effective for the Company on January 1, 2024. All of the Company’s tax credit investments as of January 1, 2024 qualified and are now being accounted for under the proportional amortization method. Upon adoption, the Company recorded a $37 million charge to the opening balance of retained earnings to reflect the cumulative effect of adopting the proportional amortization method on a modified-retrospective basis for the Company’s existing tax credit investments. The offset to retained earnings was a decrease of $23 million to the book value of the investments and a $14 million decrease to the related deferred tax asset position. Recognition of proportional amortization as a component of income tax expense rather than pre-tax income will result in an increase in the Company’s effective tax rate.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents is defined by the Company as cash on deposit with banks, including time deposits and other highly liquid investments with maturities of 90 days or less when purchased, excluding amounts restricted by certain contractual or other obligations. Cash and cash equivalents included $919 million and $2.0 billion of cash and due from banks and $7.6 billion and $9.7 billion of interest-earning deposits at other banks at December 31, 2024 and 2023, respectively.

Restricted Cash

Restricted cash includes cash in accounts from which the Company’s ability to withdraw funds at any time is contractually limited. Restricted cash is generally designated for specific purposes arising out of certain contractual or other obligations.

Investments

Other Short-Term Investments

At December 31, 2024, other short-term investments primarily consisted of U.S. Treasury bills with contractual maturities greater than 90 days but less than one year at the time of acquisition. These investments are reported at fair value with unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income (“AOCI”) included in stockholders’ equity.

Investments Securities

At December 31, 2024, investment securities consisted of debt obligations of the U.S. Treasury, mortgage-backed securities issued by government agencies, and municipal bonds issued by state agencies. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity (“HTM”) and are reported at amortized cost. All other investment securities are classified as available-for-sale (“AFS”), as the Company does not hold investment securities for trading purposes. AFS investment securities are reported at fair value with unrealized gains and losses, net of tax, reported as a component of AOCI included in stockholders’ equity. The Company estimates the fair value of AFS investment securities as more fully discussed in Note 20: Fair Value Measurements. The amortized cost for each HTM and AFS investment security is adjusted for amortization of premiums or accretion of discounts, as appropriate. Such amortization or accretion is included in interest income. Interest on investment securities is accrued each month in accordance with their contractual terms and recorded in other assets in the consolidated statements of financial condition. The obligations of the U.S. Treasury and government-sponsored enterprises of the U.S. (“U.S. GSEs”) and mortgage-backed securities issued by government agencies or U.S. GSEs in which the Company invests have long histories with no credit losses and are explicitly or implicitly guaranteed by the U.S. government. Therefore, management has concluded that there is no expectation of non-payment on its investment securities and does not record an allowance for credit losses on these investments. HTM investments in debt securities occur only with respect to Discover Bank’s activities pursuant to the Community Reinvestment Act.

Tax Credit Investments

At December 31, 2024, tax credit investments consisted of membership interests in limited liability companies invested in affordable housing projects and community revitalization projects. The Company earns a return from these investments primarily through tax credits allocated to the underlying projects. The Company does not consolidate these investments as the Company does not have a controlling financial interest in the investee entities. The related commitments for future investments are recorded in accrued expenses and other liabilities within the consolidated statements of financial condition for delayed equity contributions that are unconditional and legally binding. Equity contributions that are contingent upon a future event are recognized when that contingent event becomes probable.

The Company has elected to account for its qualifying investments which generate affordable housing tax credits and new markets tax credits under the proportional amortization method beginning January 1, 2024, on a modified retrospective basis. As of December 31, 2024, all of the Company’s tax credit investments qualified for this election. Prior to 2024, these investments were accounted for using the equity method. Under the proportional amortization method, the cost of the investment is amortized in proportion to the income tax credits and other income tax benefits received, the net effect of which is recognized as a component of income tax expense on the condensed consolidated statements of income and within cash flows provided by operating activities on the condensed consolidated statements of cash flows.

Loan Receivables

Loan receivables consist of credit card receivables and other loan receivables. The carrying values of all classes of loan receivables include unamortized net deferred loan origination fees and costs (also see “— Significant Revenue Recognition Accounting Policies — Loan Interest and Fee Income”). The credit card loan receivables carrying amount includes the principal amounts outstanding and uncollected billed interest and fees and is reduced for unearned revenue related to balance transfer fees (also see “— Significant Revenue Recognition Accounting Policies — Loan Interest and Fee Income”). Other loans consist of private student loans (prior to its sale), personal loans, home loans and other loans and the carrying amount of those loans includes principal amounts outstanding. The Company’s loan receivables are deemed to be held-for-investment at origination or acquisition because management has the intent and ability to hold them for the foreseeable future. Cash flows associated with loans originated or acquired for investment are classified as cash flows from investing activities, regardless of a subsequent change in intent.

Delinquent Loans and Net Charge-Offs

The entire balance of an account is contractually past due if the minimum payment is not received by the specified date on the customer’s billing statement. Delinquency is reported on loans that are 30 days or more past due.

Credit card loans are charged off at the end of the month during which an account becomes 180 days past due. Closed-end unsecured consumer loan receivables are charged off at the end of the month during which an account becomes 120 days contractually past due. Home loans are written down to fair value, less cost to sell, once the loan becomes 180 days past due. Customer bankruptcies and probate accounts are charged off by the end of the month 60 days following the receipt of notification of the bankruptcy or death, but not later than the 180-day or 120-day time frame described above. Receivables associated with alleged or potential fraudulent transactions are reserved for at their net realizable value upon receipt of notification of such fraud through a charge to other expense and are subsequently written off at the end of the month 90 days following notification, but not later than the contractual 180-day or 120-day time frame described above. The Company’s charge-off policies are designed to comply with guidelines established by the Federal Financial Institutions Examination Council (“FFIEC”).

The Company’s net charge-offs include the principal amount of loans charged off less principal recoveries and exclude charged-off interest and fees, recoveries of interest and fees and fraud losses.

The practice of re-aging an account also may affect loan delinquencies and charge-offs. A re-age is intended to assist delinquent customers who have experienced financial difficulties but who demonstrate both an ability and willingness to repay. Accounts meeting specific criteria are re-aged when the Company and the customer agree on a temporary repayment schedule that may include concessionary terms. With re-aging, the outstanding balance of a delinquent account is returned to a current status. Customers may also qualify for a workout re-age when either a longer term or permanent hardship exists. The Company’s re-age practices are designed to comply with FFIEC guidelines.

Allowance for Credit Losses

The Company maintains an allowance for credit losses at a level that is appropriate to absorb net credit losses anticipated over the remaining expected life of loan receivables as of the balance sheet date. The estimate of expected credit losses considers uncollectible principal, interest and fees associated with the Company’s loan receivables existing as of the balance sheet date. Additionally, the estimate includes expected recoveries of amounts that were either previously charged off or are expected to be charged off. The allowance is evaluated quarterly for appropriateness and is maintained through an adjustment to the provision for credit losses. Charge-offs of principal amounts of loans outstanding are deducted from the allowance and subsequent recoveries of such amounts increase the allowance. Charge-offs of loan balances representing unpaid interest and fees result in a reversal of interest and fee income, respectively, which is effectively a reclassification of the provision for credit losses.

The Company calculates its allowance for credit losses by estimating expected credit losses separately for classes of receivables with similar risk characteristics. This results in segmenting the portfolio by loan product type, which is the level that the Company develops and documents its methodology for determining the allowance for credit losses. The estimate of expected credit losses for each loan product type is based on: (i) a reasonable and supportable forecast period; (ii) a reversion period; and (iii) a post-reversion period based on historical information covering the remaining life of the loan, all of which is netted with expected recoveries. The lengths of the reasonable and supportable forecast and reversion periods can vary and are subject to a quarterly assessment that considers the economic outlook and level of variability among macroeconomic forecasts. The Company applies a weighted approach in reverting from the reasonable and supportable forecast period to the post-reversion period.

Several analyses are used to help estimate credit losses anticipated over the remaining expected life of loan receivables as of the balance sheet date. The Company’s estimation process includes models that predict customer losses based on risk characteristics and portfolio attributes, macroeconomic variables and historical data and analysis. There is a significant amount of judgment applied in selecting inputs and analyzing the results produced by the models to determine the allowance.

For credit card loans, the Company uses a modeling framework that includes the following components for estimating expected credit losses:

•	Probability of default: this component estimates the probability of charge-off at different points in time over the life of each loan.

•

Exposure at default: this component estimates the balance on the loan at the time of default. Given that there is no stated life of a receivable balance on a revolving credit card account, the Company applies a percentage of expected payments to estimate the balance that would remain at the time of charge-off.

•	Recoveries from charged-off accounts are estimated separately and are netted as part of the aggregation of all of the components of the card loss modeling framework.

•	The output of the above three components is adjusted to remove post measurement date activity.

For personal loans, the Company follows the same probability of default, exposure at default and recoveries framework as credit card loans. Personal loans have a stated life, therefore exposure at default is directly measurable with no adjustment needed.

For home loans, the Company uses vintage-based models that estimate expected credit losses over the life of the loan, net of recovery estimates, impacted mainly by time elapsed since origination, credit quality of origination vintages and macroeconomic forecasts.

The components described above for credit card, personal and home loans are developed utilizing historical data and applicable macroeconomic variable inputs based on statistical analysis and customer behavioral relationships with credit performance. Expected recoveries from loans charged off as of the balance sheet date are modeled separately and included in the allowance estimate. The Company leverages these models and recent macroeconomic forecasts for the portion of the estimate associated with the reasonable and supportable forecast period. To estimate expected credit losses for the remainder of the life of the credit card and personal loans, the Company reverts to historical experience of credit card and personal loans with characteristics similar to those as of the balance sheet date and observed over various phases of a credit cycle. To estimate expected credit losses for the remainder of the life of home loans, the Company generally reverts to use of industry and internal loan performance data over an appropriate historical period.

The considerations in these models include past and current loan performance, loan growth and seasoning, risk management practices, account collection strategies, economic conditions, bankruptcy filings, policy changes and forecasting uncertainties. Consideration of past and current loan performance includes the post-modification performance of loans to borrowers experiencing financial difficulty. For the credit card and personal loan portfolios, the Company estimates its credit losses on a loan-level basis, which includes loans that are delinquent and/or no longer accruing interest and/or loans that have been restructured. For home loans, the Company estimates its credit losses on a pooled basis. For all loan types, recoveries are estimated at a pooled level based on estimates of future cash flows derived using historical experience.

Accrued interest receivable on credit card loans is included in the estimate of expected credit losses once billed to the customer (i.e., once the interest becomes part of the loan balance). An allowance for credit losses is not recorded for unbilled credit card interest or accrued interest receivable on other loan classes as the impact to the allowance for credit losses is not material.

No liability for expected credit losses is required for unused lines of credit on the Company’s credit card loans because they are unconditionally cancellable. As of December 31, 2024, none of the Company’s other lending products feature unfunded commitments.

As part of certain collection strategies, the Company may modify the terms of loans to customers experiencing financial hardship. Modifications on credit card, personal and home loans are generally subject to disclosure as loan modifications to borrowers experiencing financial difficulty.

Loan receivables that have been modified are subject to the same requirements for the accrual of expected credit loss over their expected remaining lives as described above for unmodified loans. The effects of all loan modifications, whether or not they are subject to disclosure as loan modifications to borrowers experiencing financial difficulty, are reflected in the allowance for credit losses.

Premises and Equipment, net

Premises and equipment, net, are stated at cost less provisions for impairment and accumulated depreciation and amortization. Accumulated depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. The Company periodically reviews the estimated useful lives and may adjust them as necessary. Buildings are depreciated over a period of thirty-nine years. The costs of improvements are capitalized and depreciated either over the asset’s estimated useful life, typically ten years to fifteen years, or over the remaining term of the lease, when applicable. Furniture and fixtures are depreciated over a period of five years to ten years. Equipment is depreciated over three years to ten years. Maintenance and repairs are immediately expensed when incurred, while the costs of significant improvements are capitalized.

Purchased software and capitalized costs related to internally developed software are amortized over their useful lives of three years to ten years. Costs incurred during the application development stage related to internally developed software are capitalized. Costs are expensed as incurred during the preliminary project stage and post implementation stage. Once the capitalization criteria as defined in GAAP have been met, external direct costs incurred for materials and services used in developing or obtaining internal-use computer software and payroll and payroll-related costs for employees who are directly associated with the internal-use computer software project (to the extent those employees devoted time directly to the project) are capitalized. Amortization of capitalized costs begins when the software is ready for its intended use. Capitalized software is included in premises and equipment, net in the Company’s consolidated statements of financial condition. See Note 6: Premises and Equipment for further information about the Company’s premises and equipment.

Cloud computing arrangements involving the licensing of software that meet certain criteria are recognized as the acquisition of software. Such assets are measured at the present value of the license obligation, if the license is to be paid over time, in addition to any capitalized upfront costs and amortized over the life of the arrangement. Cloud computing arrangements that do not meet the criteria to be recognized as acquired software are accounted for as service contracts. To date, none of the Company’s cloud computing arrangements have met the criteria to be recognized as acquired software.

Premises and equipment are subject to impairment testing when events or conditions indicate that the carrying value of the asset may not be fully recoverable from future cash flows. A test for recoverability is done by comparing the asset’s carrying value to the sum of the undiscounted future net cash inflows expected to be generated from the use of the asset over its remaining useful life. Impairment exists if the sum of the undiscounted expected future net cash inflows is less than the carrying amount of the asset. Impairment would result in a write-down of the asset to its estimated fair value. The estimated fair values of these assets are based on the discounted present value of the stream of future net cash inflows expected to be derived over the remaining useful lives of the assets. If an impairment write-down is recorded, the remaining useful life of the asset will be evaluated to determine whether revision of the remaining amortization or depreciation period is appropriate.

Goodwill

Goodwill is recorded as part of the Company’s acquisitions of businesses when the purchase price exceeds the fair value of the net tangible and separately identifiable intangible assets acquired. The Company’s goodwill is not amortized, but rather is subject to an impairment test at the reporting unit level annually as of October 1, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company’s reported goodwill relates to PULSE, which it acquired in 2005. The Company’s goodwill is tested for impairment by comparing the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired. If the carrying value exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. No impairment was identified during the impairment test conducted as of October 1, 2024.

Other Real Estate Owned

Other real estate owned represents real estate received in full or partial satisfaction of a loan. Amounts are recorded at fair value, less costs to sell, generally based on property appraisals and classified in other assets on the consolidated statements of financial condition.

Stock-based Compensation

The Company measures the cost of services received from employees and non-employee directors in exchange for an award of stock-based compensation based on the grant-date fair value of the award. The cost, net of estimated forfeitures, is recognized over the requisite service period. Awards to employees who are retirement-eligible at any point during the year are amortized over 12 months in accordance with the vesting terms that apply under those circumstances. No compensation cost is recognized for awards that are subsequently forfeited.

Advertising Costs

The Company expenses television and radio advertising costs in the period in which the advertising is first aired and all other advertising costs as incurred. Advertising costs are recorded in marketing and business development and were $329 million, $359 million and $307 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Income Taxes

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recognized when their realization is determined to be more likely than not. A valuation allowance is provided if the Company believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances and which causes a change in management’s judgment about the realizability of the related deferred tax asset is included in the current tax provision. Uncertain tax positions are measured at the highest amount of tax benefit for which realization is judged to be more likely than not. Tax benefits that do not meet these criteria are unrecognized tax benefits. The Company recognizes and reports interest and penalties, if necessary, related to uncertain tax positions within its provision for income tax expense. See Note 15: Income Taxes for more information about the Company’s income taxes.

Accumulated Other Comprehensive Income

The Company records unrealized gains and losses on available-for-sale securities, changes in the fair value of cash flow hedges and certain pension and foreign currency translation adjustments in other comprehensive income (“OCI”) on an after-tax basis where applicable. The Company’s policy is to adjust the tax effects of a component of AOCI in the same period in which the item is sold or otherwise derecognized, or when the carrying value of the item is remeasured. Details of OCI, net of tax, are presented in the statement of comprehensive income and a roll forward of AOCI is presented in the consolidated statements of changes in stockholders’ equity and Note 13: Accumulated Other Comprehensive Income.

Significant Revenue Recognition Accounting Policies

Loan Interest and Fee Income

Interest on loans is composed largely of interest on credit card loans and is recognized based on the amount of loans outstanding and their contractual interest rate. Interest on credit card loans is included in loan receivables when billed to the customer. The Company accrues unbilled interest revenue each month from a customer’s billing cycle date to the end of the month. The Company applies an estimate of the percentage of loans that will revolve in the next cycle in the estimation of the accrued unbilled portion of interest revenue that is included in other assets on the consolidated statements of financial condition. Interest on other loan receivables is accrued each month in accordance with their contractual terms and recorded in other assets in the consolidated statements of financial condition.

The Company recognizes fees (except balance transfer fees and certain product fees) on loan receivables in interest income or loan fee income as the fees are assessed. Balance transfer fees and certain product fees are recognized in interest income or loan fee income ratably over the periods to which they relate. Balance transfer fees are accreted to interest income over the estimated life of the related balance. As of December 31, 2024 and 2023, deferred revenues related to balance transfer fees, recorded as a reduction of loan receivables, were $83 million and $107 million, respectively. Loan fee income primarily consists of fees on credit card loans and includes late, cash advance, returned check and other miscellaneous fees and is reflected net of waivers and charge-offs.

Direct loan origination costs on credit card loans are deferred and amortized on a straight-line basis over a one year period and recorded in interest income from credit card loans. Direct loan origination costs on other loan receivables are deferred and amortized over the life of the loan using the interest method and are recorded in interest income from other loans. As of December 31, 2024 and 2023, the remaining unamortized deferred costs related to loan origination were $242 million and $306 million, respectively, and were recorded in loan receivables.

The Company accrues interest and fees on credit card and closed-end loan receivables until the loans are paid or charged off, except in instances of customer bankruptcy, death or suspected fraud, where no further interest and fee accruals occur following notification. Upon completion of the fraud investigation, non-fraudulent credit card and closed-end consumer loan receivables may resume accruing interest. Payments received on non-accrual loans are allocated according to the same payment hierarchy applied to loans that are accruing interest. When loan receivables are charged off, unpaid accrued interest and fees are reversed against the income line items in which they were originally recorded in the consolidated statements of income. Charge-offs and recoveries of amounts that relate to capitalized interest on private student loans are treated as principal charge-offs and recoveries, affecting the provision for credit losses rather than interest income. The Company considers uncollectible interest and fee revenues in assessing the adequacy of the allowance for credit losses.

Interest income from loans disclosed as modifications to borrowers experiencing financial difficulty is accounted for in the same manner as other accruing loans. Cash collections on these loans are allocated according to the same payment hierarchy applied to loans that have not been modified.

Discount and Interchange Revenue

The Company earns discount revenue from fees charged to merchants with whom it has entered into card acceptance agreements for processing credit card purchase transactions. The Company earns acquirer interchange revenue primarily from merchant acquirers on Discover Network, Diners Club and PULSE transactions made by credit and debit card customers at merchants with whom merchant acquirers have entered into card acceptance agreements for processing payment card transactions. These card acceptance arrangements generally renew automatically and do not have fixed durations. Under these agreements, the Company stands ready to process payment transactions as and when each is presented. The Company earns discount, interchange and similar fees only when transactions are processed. Contractually defined per-transaction fee amounts typically apply to each type of transaction processed and are recognized as revenue at the time each transaction is captured for settlement. These fees are typically collected by the Company as part of the process of settling transactions daily with merchants and acquirers and are fully earned at the time settlement is made.

The Company pays issuer interchange to card-issuing entities that have entered into contractual arrangements to issue cards on the Discover Network and on certain transactions on the Diners Club and PULSE networks. This cost is contractually established and is based on the card-issuing organization’s transaction volume. The Company classifies this cost as a reduction of discount and interchange revenue. Costs of cardholder reward arrangements, including the Cashback Bonus reward program, are classified as reductions of discount and interchange revenue pursuant to guidance under Accounting Standards Codification (“ASC”) Topic 606 governing consideration payable to a customer. For both issuer interchange and transaction-based cardholder rewards, the Company accrues the cost at the time each underlying card transaction is captured for settlement.

Customer Rewards

The Company offers its customers various reward programs, including the Cashback Bonus reward program, pursuant to which the Company pays certain customers a reward equal to a percentage of their credit card purchase amounts based on the type and volume of the customer’s purchases. The liability for customer rewards is recorded on an individual customer basis and is accumulated as qualified customers earn rewards through their ongoing credit card purchase activity or other defined actions. The Company recognizes customer rewards costs as a reduction of the related revenue, if any. In instances where a reward is not associated with a revenue-generating transaction, such as when a reward is given for opening an account, the reward cost is recorded as an operating expense. For the years ended December 31, 2024, 2023 and 2022, rewards costs amounted to $3.0 billion, $3.1 billion and $3.0 billion, respectively. The liability for customer rewards was $2.1 billion and $2.2 billion at December 31, 2024 and 2023, respectively, and is included in accrued expenses and other liabilities on the consolidated statements of financial condition.

Protection Products Revenue

The Company earns revenue related to fees received for providing ancillary products and services, including payment protection and identity theft protection services, to its credit card customers. A portion of this revenue comprises amounts earned for arranging for the delivery of products offered by third-party service providers. The amount of revenue recorded is generally based on either a percentage of a customer’s outstanding balance or a flat fee, in either case assessed monthly and recognized as earned. These contracts are month-to-month arrangements that are cancellable at any time. The Company recognizes each monthly fee in the period to which the service or coverage relates.

Transaction Processing Revenue

Transaction processing revenue represents switch fees charged to financial institutions and merchants under network participation agreements for processing ATM and debit transactions over the PULSE network, as well as various participation and membership fees. Network participation agreements generally renew automatically and do not have fixed durations, although the Company does enter into fixed-term pricing or incentive arrangements with certain network participants. Similar to discount and interchange fees, switch fees are contractually defined per-transaction fee amounts and are assessed and recognized as revenue at the time each transaction is captured for settlement. These fees are typically collected by the Company as part of the process of settling transactions with network participants. Membership and other participation fees are recognized over the periods to which each fee relates.

Other Income

Other income includes gains and losses on equity investments, sales-based royalty revenues earned by Diners Club, merchant fees, revenues from network partners and other miscellaneous revenue items. Unrealized gains and losses on equity investments carried at fair value are recognized quarterly based on changes in their respective fair values. Sales-based royalty revenues are recognized as the related sales are reported by Diners franchisees. All remaining items of other income are recognized as the related performance obligations are satisfied.

Future Revenue Associated with Customer Contracts

For contracts under which the Company processes payment card transactions, the Company has the right to assess fees for services performed and to collect those fees through the settlement process. The Company generates essentially all of its discount and interchange revenue and transaction processing revenue, as well as some revenue reported as other income, through such contracts. There is no specified quantity of service promised in these contracts as the number of payment transactions is dependent upon cardholder behavior, which is outside the control of the Company and its network customers (i.e., merchants, acquirers, issuers and other network participants). As noted above, these contracts are typically without fixed durations and renew automatically. For these reasons, the Company does not make or disclose an estimate of revenue associated with performance obligations attributable to the remaining terms of these contracts. Future revenue associated with the Company’s sales-based royalty revenues earned from Diners Club licensees is similarly variable and open-ended and therefore the Company does not make or disclose an estimate of royalties associated with performance obligations attributable to the remaining terms of the licensing and royalty arrangements. Because of the nature of the services and the manner of collection associated with the majority of the Company’s revenue from contracts with customers, material receivables or deferred revenues are not generated.

Incentive Payments

The Company makes certain incentive payments under contractual arrangements with financial institutions, Diners Club licensees, merchants, acquirers and certain other customers. These payments are generally classified as contra-revenue unless a distinct good or service is received by the Company in exchange for the payment and the fair value of the good or service can be reasonably estimated. If no such good or service is identified, then the entire payment is classified as contra-revenue and included in the consolidated statements of income in the line item where the related revenues are recorded. If the payment gives rise to an asset because it is expected to directly or indirectly contribute to future net cash inflows, it is deferred and recognized over the expected benefit period. The unamortized portion of the deferred incentive payments included in other assets on the consolidated statements of financial condition was $28 million and $27 million at December 31, 2024 and 2023, respectively.

3.	Investments

The Company’s other short-term investments and investment securities consist of the following (dollars in millions):

	December 31,
	2024	2023
U.S. Treasury bills(1)	$5,423	$—

Total other short-term investments	5,423	$—

U.S. Treasury(2) and U.S. GSE(3) securities	$13,988	$12,937
Residential mortgage-backed securities – Agency(4)	642	718

Total investment securities	$14,630	$13,655

(1)	Includes U.S. Treasury bills with maturity dates greater than 90 days but less than one year at the time of acquisition.
(2)	Includes $364 million and $320 million of U.S. Treasury securities pledged as swap collateral as of December 31, 2024 and 2023, respectively.
(3)	Consists of securities issued by the Federal Home Loan Bank (“FHLB”) as of December 31, 2023.
(4)	Primarily consists of securities issued by Fannie Mae, Freddie Mac, or Ginnie Mae.

The amortized cost, gross unrealized gains and losses and fair value of available-for-sale and held-to-maturity investment securities are as follows (dollars in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2024
Available-for-Sale Investment Securities(1)
U.S. Treasury securities	$14,087	$9	$(108)	$13,988
Residential mortgage-backed securities – Agency	388	—	(17)	371

Total available-for-sale investment securities	$14,475	$9	$(125)	$14,359

Held-to-Maturity Investment Securities(2)
Residential mortgage-backed securities – Agency(3)	$271	$—	$(24)	$247

Total held-to-maturity investment securities	$271	$—	$(24)	$247

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2023
Available-for-Sale Investment Securities(1)
U.S. Treasury and U.S. GSE securities	$12,97	$52	$(86)	$12,937
Residential mortgage-backed securities – Agency	480	—	(15)	465

Total available-for-sale investment securities	$13,451	$52	$(101)	$13,402

Held-to-Maturity Investment Securities(2)
Residential mortgage-backed securities – Agency(3)	$253	$—	$(19)	$234

Total held-to-maturity investment securities	$253	$—	$(19)	$234

(1)	Available-for-sale investment securities are reported at fair value.
(2)	Held-to-maturity investment securities are reported at amortized cost.
(3)	Amounts represent residential mortgage-backed securities (“RMBS”) that were classified as held-to-maturity as they were entered into as a part of the Company’s community reinvestment initiatives.

The Company primarily invests in U.S. Treasury obligations and securities issued by a U.S. government agency (“Agency”) or U.S. GSEs, which have long histories with no credit losses and are explicitly or implicitly guaranteed by the U.S. federal government. Therefore, management has concluded that there is no expectation of non-payment on its investment securities and does not record an allowance for credit losses on these investments. In addition, the Company does not have the intent to sell any available-for-sale securities in an unrealized loss position and does not believe it is more likely than not that it will be required to sell any such security before recovery of its amortized cost basis.

The following table provides information about available-for-sale investment securities with aggregate gross unrealized losses and the length of time that individual investment securities have been in a continuous unrealized loss position (dollars in millions):

		Less than 12 months		More than 12 months
	Number of Securities in a Loss Position	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2024
Available-for-Sale Investment Securities
U.S. Treasury securities	177	$9,492	$(91)	$1,963	$(17)
Residential mortgage-backed securities – Agency	30	$—	$—	$371	$(17)
At December 31, 2023
Available-for-Sale Investment Securities
U.S. Treasury and U.S. GSE securities	105	$3,513	$(13)	$3,978	$(73)
Residential mortgage-backed securities – Agency	31	$—	$—	$465	$(15)

During the year ended December 31, 2024, the Company had $8 million in proceeds from the sales of available-for-sale securities. During the years ended December 31, 2023 and 2022, the Company had no sales of available-for-sale securities. See Note 13: Accumulated Other Comprehensive Income for unrealized gains and losses on available-for-sale securities during the years ended December 31, 2024, 2023 and 2022.

Maturities and weighted-average yields of available-for-sale debt securities and held-to-maturity debt securities are provided in the following table (dollars in millions):

At December 31, 2024	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
Available-for-Sale Investment Securities — Amortized Cost
U.S. Treasury securities	$2,290	$11,797	$—	$—	$14,087
Residential mortgage-backed securities – Agency(1)	—	44	100	244	388

Total available-for-sale investment securities	$2,290	$11,841	$100	$244	$14,475

Held-to-Maturity Investment Securities – Amortized Cost
Residential mortgage-backed securities – Agency(1)	$—	$—	$—	$271	$271

Total held-to-maturity investment securities	$—	$—	$—	$271	$271

Available-for-Sale Investment Securities — Fair Values
U.S. Treasury securities	$2,282	$11,706	$—	$—	$13,988
Residential mortgage-backed securities – Agency(1)	—	43	96	232	371

Total available-for-sale investment securities	$2,282	$11,749	$96	$232	$14,359

Held-to-Maturity Investment Securities — Fair Values
Residential mortgage-backed securities – Agency(1)	$—	$—	$—	$247	$247

Total held-to-maturity investment securities	$—	$—	$—	$247	$247

Available-for-Sale Investment Securities — Weighted-Average Yields(2)
U.S. Treasury securities	3.43%	4.00%	—%	—%	3.91%
Residential mortgage-backed securities – Agency(1)	—%	2.11%	3.25%	3.63%	3.36%
Total available-for-sale investment securities	3.43%	3.99%	3.25%	3.63%	3.89%
Held-to-Maturity Investment Securities — Weighted-Average Yields
Residential mortgage-backed securities – Agency(1)	—%	—%	—%	3.73%	3.73%
Total held-to-maturity investment securities	—%	—%	—%	3.73%	3.73%

(1)	Maturities of RMBS are reflective of the contractual maturities of the investment.
(2)	The weighted-average yield for available-for-sale investment securities is calculated based on the amortized cost.

Taxable interest on investment securities was $521 million, $449 million and $179 million for the years ended December 31, 2024, 2023 and 2022, respectively. U.S. federal income tax-exempt interest on investment securities for the year ended December 31, 2024 was immaterial. There was no U.S. federal income tax-exempt interest on investment securities for the years ended December 31, 2023 and 2022.

Other Investments

As a part of the Company’s community reinvestment initiatives, the Company has made equity investments in certain limited partnerships and limited liability companies that finance the construction and rehabilitation of affordable rental housing and stimulate economic development in low- to moderate-income communities. These investments are recorded within other assets on the Company’s consolidated statements of financial condition. As of December 31, 2024 and 2023, the Company had outstanding investments in these entities of $538 million and

$514 million, respectively, and related liabilities for delayed equity contributions of $223 million and $187 million, respectively. For the year ended December 31, 2024, the Company recognized $62 million of amortization of the investments in income tax expense. During the year ended December 31, 2024, the Company recognized $71 million of income tax credits and other income tax benefits recorded in income tax expense. Non-income tax benefits comprised only immaterial cash distributions from these investments during the year ended December 31, 2024.

The Company holds non-controlling equity positions in several payment services entities and third-party venture capital funds, which invest in such entities. Most of the direct investments in such entities are not subject to equity method accounting because the Company does not have significant influence over the investee. The Company’s investments in third-party venture capital funds represent limited partnership interests and are accounted for under the equity method. The common or preferred equity securities that the Company holds typically do not have readily determinable fair values. As a result, these investments are carried at cost minus impairment, if any. As of December 31, 2024 and 2023, the carrying value of these investments, which are recorded within other assets on the Company’s consolidated statements of financial condition, was $38 million and $35 million, respectively.

4.	Loan Receivables

The Company has two loan portfolio segments: credit card loans and other loans.

The Company’s classes of receivables within the two portfolio segments are depicted in the following table (dollars in millions):

	December 31,
	2024	2023
Credit card loans(1)(2)	$102,786	$102,259
Other loans(3)
Private student loans(4)	—	10,352
Personal loans	10,314	9,852
Home loans	7,963	5,890
Other loans	55	56

Total other loans	18,332	26,150

Total loan receivables	121,118	128,409
Allowance for credit losses	(8,323)	(9,283)

Net loan receivables	$112,795	$119,126

(1)

Amounts include carrying values of $10.8 billion and $14.8 billion underlying investors’ interest in trust debt at December 31, 2024 and 2023, respectively, and $18.6 billion and $15.6 billion in seller’s interest at December 31, 2024 and 2023, respectively. See Note 5: Credit Card Loan Securitization Activities for additional information.

(2)

Unbilled accrued interest receivable on credit card loans, which is presented as part of other assets in the Company’s consolidated statements of financial condition, was $785 million and $753 million at December 31, 2024 and 2023, respectively.

(3)

Accrued interest receivable on personal and home loans, which is presented as part of other assets in the Company’s consolidated statements of financial condition, was $77 million and $30 million, respectively, at December 31, 2024. Accrued interest receivable on private student, personal and home loans, which is presented as part of other assets in the Company’s consolidated statements of financial condition, was $522 million, $69 million and $21 million, respectively, at December 31, 2023.

(4)	At December 31, 2023, there were $6.3 billion of private student loans in repayment.

Credit Quality Indicators

As part of credit risk management activities, on an ongoing basis, the Company reviews information related to the performance of a customer’s account with the Company and information from credit bureaus, such as FICO or other credit scores, relating to the customer’s broader credit performance. The Company actively monitors key credit quality indicators, including FICO scores and delinquency status, for credit card, personal and home loans. These indicators are important to understand the overall credit performance of the Company’s customers and their ability to repay.

FICO scores are generally obtained at the origination of the account and are refreshed monthly or quarterly thereafter to assist in predicting customer behavior. Historically, the Company has noted that accounts with FICO scores below 660 have larger delinquencies and credit losses than those with higher credit scores.

The following table provides the distribution of the amortized cost basis (excluding accrued interest receivable presented in other assets) by the most recent FICO scores available for the Company’s customers for credit card, personal and home loan receivables (dollars in millions):

	Credit Risk Profile by FICO Score
	December 31,
	2024				2023
	660 and Above		Less than 660 or No Score		660 and Above		Less than 660 or No Score
	$	%	$	%	$	%	$	%
Credit card loans	$82,422	80%	$20,364	20%	$82,238	80%	$20,021	20%
Personal loans by origination year
2024	$4,712	99%	$66	1%
2023	3,042	94%	203	6%	$5,149	98%	$100	2%
2022	1,355	90%	157	10%	2,604	93%	187	7%
2021	478	89%	60	11%	1,049	92%	91	8%
2020	136	90%	15	10%	355	92%	29	8%
Prior	74	82%	16	18%	247	86%	41	14%

Total personal loans	$9,797	95%	$517	5%	$9,404	95%	$448	5%

Home loans by origination year
2024	$2,853	100%	$13	—%
2023	2,293	97%	77	3%	$2,614	97%	$86	3%
2022	1,442	97%	48	3%	1,668	97%	56	3%
2021	653	97%	19	3%	765	97%	22	3%
2020	305	97%	11	3%	359	97%	12	3%
Prior	240	96%	9	4%	294	95%	14	5%

Total home loans	$7,786	98%	$177	2%	$5,700	97%	$190	3%

Delinquencies are an indicator of credit quality at a point in time. A loan balance is considered delinquent when contractual payments on the loan become 30 days past due.

The amortized cost basis (excluding accrued interest receivable presented in other assets) of delinquent loans in the Company’s loan portfolio is shown below for credit card, personal and home loan receivables (dollars in millions):

	December 31,
	2024			2023
	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due
Credit card loans	$1,964	$1,980	$3,944	$2,038	$1,917	$3,955
Personal loans by origination year
2024	$21	$7	$28
2023	51	21	72	$26	$8	$34
2022	34	15	49	44	16	60
2021	11	6	17	20	8	28

	December 31,
	2024			2023
	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due
2020	3	1	4	7	2	9
Prior	3	1	4	7	5	12

Total personal loans	$123	$51	$174	$104	$39	$143

Home loans by origination year
2024	$4	$1	$5
2023	17	9	26	$5	$1	$6
2022	20	14	34	12	5	17
2021	9	8	17	7	5	12
2020	4	4	8	3	3	6
Prior	4	4	8	5	5	10

Total home loans	$58	$40	$98	$32	$19	$51

Allowance for Credit Losses

The following tables provide changes in the Company’s allowance for credit losses (dollars in millions):

	For the Year Ended December 31, 2024
	Credit Card Loans	Private Student Loans	Personal Loans	Home Loans	Total Loans
Balance at December 31, 2023	$7,619	$858	$722	$84	$9,283
Additions
Provision for credit losses(1)	5,178	(770)	476	67	4,951
Deductions
Charge-offs	(6,522)	(100)	(484)	(12)	(7,118)
Recoveries	1,128	12	66	1	1,207

Net charge-offs	(5,394)	(88)	(418)	(11)	(5,911)

Balance at December 31, 2024	$7,403	$—	$780	$140	$8,323

	For the Year Ended December 31, 2023
	Credit Card Loans	Private Student Loans	Personal Loans	Home Loans	Total Loans
Balance at December 31, 2022	$5,883	$839	$595	$57	$7,374
Cumulative effect of ASU No. 2022-02 adoption(2)	(66)	—	(2)	—	(68)

Balance at January 1, 2023	5,817	839	593	57	7,306
Additions
Provision for credit losses(1)	5,476	152	363	28	6,019
Deductions
Charge-offs	(4,481)	(155)	(290)	(1)	(4,927)
Recoveries	807	22	56	—	885

Net charge-offs	(3,674)	(133)	(234)	(1)	(4,042)

Balance at December 31, 2023	$7,619	$858	$722	$84	$9,283

	For the Year Ended December 31, 2022
	Credit Card Loans	Private Student Loans	Personal Loans	Home Loans	Total Loans
Balance at December 31, 2021	$5,273	$843	$662	$44	$6,822
Additions
Provision for credit losses(1)	2,233	99	24	13	2,369
Deductions
Charge-offs	(2,417)	(126)	(159)	—	(2,702)
Recoveries	794	23	68	—	885

Net charge-offs	(1,623)	(103)	(91)	—	(1,817)

Balance at December 31, 2022	$5,883	$839	$595	$57	$7,374

(1)

Excludes a $40 million, $1 million and $10 million adjustment to the liability for expected credit losses on unfunded commitments for the years ended December 31, 2024, 2023 and 2022, respectively, as the liability is recorded in accrued expenses and other liabilities in the Company’s consolidated statements of financial condition. With the sale of the private student loan portfolio in 2024, a liability for expected credit losses on unfunded commitments is no longer recorded.

(2)

Represents the adjustment to the allowance for credit losses as a result of the adoption of ASU No. 2022-02 on January 1, 2023, which eliminated the requirement to apply discounted cash flow measurements for certain troubled debt restructurings.

The allowance for credit losses was approximately $8.3 billion at December 31, 2024, which reflects a $1.0 billion release from the amount of the allowance for credit losses at December 31, 2023. The release in the allowance for credit losses between December 31, 2024 and December 31, 2023, was primarily driven by the reversal of the private student loans’ allowance due to the sale of the student loan portfolio.

The allowance estimation process begins with a loss forecast that uses certain macroeconomic variables and multiple macroeconomic scenarios among its inputs. In estimating the allowance at December 31, 2024, the Company used a macroeconomic forecast that projected the following weighted average amounts: (i) unemployment rate ending 2025 at 4.56% and, within the Company’s reasonable and supportable period, peaking at 4.7% in the third quarter of 2025 and (ii) 1.8% growth rate in real gross domestic product in 2025.

In estimating expected credit losses, the Company considered the uncertainties associated with borrower behavior and payment trends, as well as recent and expected macroeconomic conditions including those relating to consumer price inflation and the fiscal and monetary policy responses to that inflation. The Federal Reserve acted to reduce the federal funds target range by 100 basis points since September 2024 citing improvement in inflation outlook and shifting focus to ensuring robust economic growth. While Federal Reserve officials believe recent trends in inflation and employment continue to be supportive of a less restrictive monetary policy in the longer-term, near-term outlook is less certain as inflation persists at higher than targeted levels while economic output and labor market data remains strong. The timing and magnitude of rate decreases throughout 2025 will be dependent on closely monitored trends in economic data, particularly inflation and labor market conditions, and monetary policy is expected to remain restrictive. As easing of monetary policy typically precedes weaker consumer credit conditions caused by rising unemployment and slowing economic growth, the Company sees a pause in reducing interest rates as a sign of observed economic resilience. While credit performance in the Company’s lending portfolios has evolved in line with its expectations, the Company assessed the prospects for various macroeconomic outcomes in setting its allowance for credit losses.

The forecast period the Company deemed to be reasonable and supportable was 18 months for all periods presented. The 18-months reasonable and supportable forecast period was deemed appropriate given the current economic conditions. For all periods presented, the Company determined that a reversion period of 12 months was appropriate for the same reason. The Company applied a weighted reversion method to provide a more reasonable transition to historical losses for all loan products for all periods presented.

The net charge-offs for credit card loans, personal and home loans increased for the year ended December 31, 2024, when compared to the year ended December 31, 2023, primarily due to portfolio seasoning.

Net charge-offs of principal are recorded against the allowance for credit losses, as shown in the preceding table. Information regarding net charge-offs of interest and fee revenues on credit card and other loans is as follows (dollars in millions):(1)

	For the Years Ended December 31,
	2024	2023	2022
Interest and fees accrued subsequently charged off, net of recoveries (recorded as a reduction of interest income)	$1,105	$681	$303
Fees accrued subsequently charged off, net of recoveries (recorded as a reduction to other income)	$256	$192	$100

(1)	Amounts presented in this table include charge-offs related to private student loans through June 30, 2024, the date those loans were transferred to held-for-sale classification.

Gross principal charge-offs of the Company’s loan portfolio are presented in the table below, on a year-to-date basis, for credit card, personal and home loan receivables (dollars in millions):

	For the Twelve Months Ended December 31, 2024	For the Twelve Months Ended December 31, 2023
Credit card loans	$6,522	$4,481
Personal loans by origination year
2024	$22
2023	183	$19
2022	170	119
2021	69	81
2020	22	33
Prior	18	38

Total personal loans	$484	$290

Home loans by origination year
2024	$—
2023	3	$—
2022	6	—
2021	2	1
2020	—	—
Prior	1	—

Total home loans	$12	$1

Delinquent and Non-Accruing Loans

The amortized cost basis (excluding accrued interest receivable presented in other assets) of delinquent and non-accruing loans in the Company’s loan portfolio is shown below for each class of loan receivables (dollars in millions):(1)

	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	90 or More Days Delinquent and Accruing	Total Non-accruing(2)
December 31, 2024
Credit card loans	$1,964	$1,980	$3,944	$1,940	$194
Other loans
Personal loans	123	51	174	50	11
Home loans	58	40	98	9	94

Total other loans	181	91	272	59	105

Total loan receivables	$2,145	$2,071	$4,216	$1,999	$299

	30-89 Days Delinquent	90 or More Days Delinquent	Total Past Due	90 or More Days Delinquent and Accruing	Total Non-accruing(2)
December 31, 2023
Credit card loans	$2,038	$1,917	$3,955	$1,881	$197
Other loans
Personal loans	104	39	143	37	11
Home loans	32	19	51	3	53
Other loans	7	—	7	—	—

Total other loans	143	58	201	40	64

Total loan receivables	$2,181	$1,975	$4,156	$1,921	$261

(1)	The payment status of both modified and unmodified loans is included in this table.
(2)

The Company estimates that the gross interest income that would have been recorded under the original terms of non-accruing credit card loans was $35 million, $37 million and $23 million for the years ended December 31, 2024, 2023 and 2022, respectively. The Company does not separately track the amount of gross interest income that would have been recorded under the original terms of loans. Instead, the Company estimated this amount based on customers’ current balances and most recent interest rates.

Loan Modifications to Borrowers Experiencing Financial Difficulty

The Company has internal loan modification programs that provide relief to credit card, personal and home loan borrowers who are experiencing financial hardship. The internal loan modification programs include both temporary and permanent programs, which vary by product. External loan modification programs, through third party consumer credit counseling agencies, are also available for credit card and personal loans. Those programs feature interest rate reductions, payment delays, term extensions, or a combination thereof.

For credit card customers, the Company offers both temporary and permanent hardship programs. The temporary hardship programs consist of an interest rate reduction lasting for a period no longer than 12 months. Charging privileges on these accounts are generally suspended while in the program. However, if the customer meets certain criteria, charging privileges may be reinstated following completion of the program.

The permanent modification program involves closing the account, changing the structure of the loan to a fixed payment loan with a maturity no longer than 72 months and reducing the interest rate on the loan. The permanent modification program does not typically provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. The Company also makes permanent loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency program. These loans typically receive a reduced interest rate, typically continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees.

For personal loan customers, the Company offers various payment programs, including temporary and permanent programs, in certain situations. The temporary programs normally consist of reducing the minimum payment for no longer than 12 months and, in certain circumstances, the interest rate on the loan is reduced. The permanent programs involve extending the loan term and, in certain circumstances, reducing the interest rate on the loan. The total term of the loan, including modification, may not exceed nine years. The Company also allows permanent loan modifications for customers who request financial assistance through external sources, similar to the credit card customers discussed above. Payments are modified based on the new terms agreed upon with the credit counseling agency.

For home loan customers experiencing financial difficulties, the Company offers relief in the form of interest rate reductions and term extensions. Detailed quantitative disclosures about home loan modifications have been omitted because the amounts are immaterial in the periods presented.

In addition to the programs described above, the Company will in certain cases accept partial payment in full satisfaction of the outstanding receivable. This is a form of principal forgiveness also known as a settlement. The difference between the loan balance and the amount received at settlement is recorded as a charge-off.

The Company monitors borrower performance after using payment programs. The Company believes the programs are useful in assisting customers experiencing financial difficulties and allowing them to make timely payments. In addition to helping customers with their credit needs, these programs are designed to maximize collections and ultimately the Company’s profitability. The Company plans to continue to use payment programs to provide relief to customers experiencing financial difficulties.

The following table provides the period-end amortized cost basis, by modification category, of loans to borrowers experiencing financial difficulty that entered a modification program during the period (dollars in millions). Some of the loans presented in the table below may no longer be enrolled in a program at period-end:

	For the Twelve Months Ended December 31,
	2024	2023
Credit card loans
Weighted-average interest rate reduction	14.33%	13.85%
Principal forgiven	$229	$121

	For the Twelve Months Ended December 31,
	2024	2023
Credit card loans(1)(2)
Interest rate reduction	$3,425	$2,330

Total credit card loans(3)	$3,425	$2,330

% of total class of financing receivables	3.33%	2.28%
Personal loans(1)
Payment delay(4)	$13	$10
Term extension(5)	41	29
Interest rate reduction and payment delay(4)	91	65
Interest rate reduction and term extension(5)	45	29

Total personal loans(3)	$190	$133

% of total class of financing receivables	1.84%	1.35%

(1)

Accrued interest receivable (including unbilled accrued interest receivable for credit card loans) on modified loans to borrowers experiencing financial difficulty, which is presented as part of other assets in the Company’s condensed consolidated statements of financial condition, was immaterial at December 31, 2024 and 2023.

(2)

Accounts that entered a credit card loan modification program include $616 million and $408 million that were converted from revolving line-of-credit arrangements to term loans during the years ended December 31, 2024 and 2023.

(3)

For settlements, the amortized cost basis is zero at period-end and therefore there is no amount reported for principal forgiveness in the table above. See financial effects table below for principal forgiveness to borrowers experiencing financial difficulty.

(4)

The Company defines a payment delay as a temporary reduction in payments below the original contractually required payment amounts (e.g., interest-only payments). The Company’s credit card loan modification programs do not result in an other than insignificant delay in payment.

(5)

The Company defines term extensions as only those modifications for which the maturity date is extended beyond the original contractual maturity date by virtue of a change in terms other than a payment delay as defined above. Modifications to credit card loans are not considered term extensions because credit card loans do not have a fixed repayment term.

The following table provides information on the financial effects of loan modifications to borrowers experiencing financial difficulty, by modification type, made during the period (dollars in millions):

	For the Twelve Months Ended December 31,
	2024	2023
Credit card loans
Weighted-average interest rate reduction	14.33%	13.85%
Principal forgiven	$229	$121
Interest and fees forgiven	$219	$117
Personal loans
Weighted-average interest rate reduction	13.61%	12.28%
Weighted-average term extension (in months)	48	39
Payment delay duration (in months)(2)	6 to 12	6 to 12

(1)

Represents the amount of interest and fees forgiven resulting from accounts entering into a credit card loan modification program and pre-charge off settlements. Interest and fees forgiven are reversed against the respective line items in the consolidated statements of income.

(2)	During 2024, for personal loan payment delays, the Company limits this assistance to a life of loan maximum of 12 months.

Loan receivables that have been modified are subject to the same requirements for the accrual of expected credit loss over their expected remaining lives as for unmodified loans. The allowance for credit losses incorporates modeling of historical loss data and thereby captures the higher risk associated with modified loans to borrowers experiencing financial difficulty based on their account attributes.

The following table presents the payment status and period-end amortized cost basis, by class of loan receivable, of loans that were modified on or after January 1, 2023 to borrowers experiencing financial difficulty during the 12 months preceding each of the periods presented (dollars in millions):(1)

	Current	30-89 Days Delinquent	90 or More Days Delinquent
At December 31, 2024
Credit card loans	$2,885	$297	$244
Personal loans	156	29	6

Total	$3,041	$326	$250

At December 31, 2023
Credit card loans	$1,882	$252	$196
Personal loans	109	20	4

Total	$1,991	$272	$200

(1)	This table includes any loan that entered a modification program during the preceding 12 months without regard to whether it remained in a modification program as of the reporting date.

The following table presents the defaulted amount and period-end amortized cost basis, by modification category, of loans that defaulted during the period and were modified on or after January 1, 2023 through the end of the reporting period to borrowers experiencing financial difficulty during the 12 months preceding default (dollars in millions):

	For the Twelve Months Ended December 31, 2024		For the Twelve Months Ended December 31, 2023
	Defaulted Amount(1)	Period-end Amortized Cost Basis	Defaulted Amount(1)	Period-end Amortized Cost Basis
Credit card loans
Interest rate reduction	$906	$447	$383	$210

Total credit card loans	$906	$447	$383	$210

Personal loans
Payment delay	$4	$2	$2	$1
Term extension	9	3	4	2
Interest rate reduction and payment delay	32	7	10	2
Interest rate reduction and term extension	21	8	7	3

Total personal loans	$66	$20	$23	$8

(1)

For purposes of this disclosure, a loan is considered to be defaulted when it is 60 days or more delinquent at month end and has advanced two stages of delinquency subsequent to modification. Loans that entered a modification program in any stage of delinquency but did not experience a further payment default are included in the payment status table above but are not counted as defaulted for purposes of this disclosure.

Geographical Distribution of Loans

The Company originated credit card loans throughout the U.S. The geographic distribution of the Company’s credit card loan receivables was as follows (dollars in millions):

	December 31,
	2024		2023
	$	%	$	%
Texas	$9,195	8.9%	$9,150	8.9%
California	9,065	8.8	9,078	8.9
Florida	7,636	7.4	7,496	7.3
New York	6,496	6.3	6,538	6.4
Illinois	5,017	4.9	5,012	4.9
Pennsylvania	4,988	4.9	4,985	4.9
Ohio	4,180	4.1	4,188	4.1
New Jersey	3,511	3.4	3,499	3.4
Georgia	3,343	3.3	3,294	3.2
Michigan	2,808	2.7	2,821	2.8
Other	46,547	45.3	46,198	45.2

Total credit card loans	$102,786	100.0%	$102,259	100.0%

The Company originated personal, home and other loans throughout the U.S. The geographic distribution of personal, home and other loan receivables was as follows (dollars in millions):(1)

	December 31,
	2024		2023
	$	%	$	%
California	$2,024	11.0%	$2,449	9.4%
Texas	1,658	9.0	1,987	7.6
Florida	1,428	7.8	1,607	6.1
New York	1,043	5.7	2,074	7.9
Illinois	771	4.2	1,405	5.4
Georgia	765	4.2	851	3.3
New Jersey	746	4.1	1,285	4.9
Pennsylvania	683	3.7	1,567	6.0

	December 31,
	2024		2023
	$	%	$	%
Ohio	586	3.2	975	3.7
Virginia	570	3.1	778	3.0
Other	8,058	44.0	11,172	42.7

Total other loans	$18,332	100.0%	$26,150	100.0%

(1)	The U.S. geographic distribution as of December 31, 2023, includes the balances of private student loans prior to their sale in 2024.

5.	Credit Card Loan Securitization Activities

The Company’s securitizations are accounted for as secured borrowings and the related trusts are treated as consolidated subsidiaries of the Company. For a description of the Company’s principles of consolidation with respect to VIEs, see Note 1: Background and Basis of Presentation.

The Company accesses the term asset securitization market through DCMT and DCENT. Credit card loan receivables are transferred into DCMT and beneficial interests in DCMT are transferred into DCENT. DCENT issues debt securities to investors that are reported primarily in long-term borrowings.

The DCENT debt structure consists of four classes of securities (DiscoverSeries Class A, B, C and D notes), with the most senior class generally receiving a triple-A rating. To issue senior, higher-rated classes of notes, it is necessary to obtain the appropriate amount of credit enhancement, generally through the issuance of junior, lower-rated or more highly subordinated classes of notes. Wholly-owned subsidiaries of Discover Bank hold the subordinated classes of notes. The Company is exposed to credit risk associated with trust receivables as of the balance sheet date through the retention of these subordinated interests. The estimate of expected credit losses on trust receivables is included in the allowance for credit losses estimate.

The Company’s retained interests in the trust’s assets, consisting of investments in DCENT notes held by subsidiaries of Discover Bank, constitute intercompany positions that are eliminated in the preparation of the Company’s consolidated statements of financial condition.

Upon transfer of credit card loan receivables to the trust, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the trust’s creditors. Further, the transferred credit card loan receivables are owned by the trust and are not available to the Company’s third-party creditors. The trusts have ownership of cash balances, the amounts of which are reported in restricted cash within the Company’s consolidated statements of financial condition. Except for the seller’s interest in trust receivables, the Company’s interests in trust assets are generally subordinate to the interests of third-party investors in trust debt and, as such, may not be realized by the Company if needed to absorb deficiencies in cash flows that are allocated to those investors. Apart from the restricted assets related to securitization activities, the investors and the securitization trusts have no recourse to the Company’s other assets or the Company’s general credit for a shortage in cash flows.

The carrying values of these restricted assets, which are presented on the Company’s consolidated statements of financial condition as relating to securitization activities, are shown in the following table (dollars in millions):

	December 31,
	2024	2023
Restricted cash	$25	$36
Investors’ interests held by third-party investors	8,500	11,725
Investors’ interests held by wholly-owned subsidiaries of Discover Bank	2,260	3,117
Seller’s interest	18,634	15,598

Loan receivables(1)	29,394	30,440

	December 31,
	2024	2023
Allowance for credit losses allocated to securitized loan receivables(1)	(1,294)	(1,347)

Net loan receivables	28,100	29,093
Other assets	1	2

Carrying value of assets of consolidated variable interest entities	$28,126	$29,131

(1)

The Company maintains its allowance for credit losses at an amount equal to lifetime expected credit losses associated with all loan receivables, which includes all loan receivables in the trusts. Therefore, the credit risk associated with the transferred receivables is fully reflected on the Company’s statements of financial condition in accordance with GAAP.

The debt securities issued by the consolidated trusts are subject to credit, payment and interest rate risks on the transferred credit card loan receivables. To protect investors in the securities, there are certain features or triggering events that will cause an early amortization of the debt securities, including triggers related to the impact of the performance of the trust receivables on the availability and adequacy of cash flows to meet contractual requirements. As of December 31, 2024, no economic or other early amortization events have occurred.

The Company continues to own and service the accounts that generate the loan receivables held by the trusts. Discover Bank receives servicing fees from the trusts based on a percentage of the monthly investor principal balance outstanding. Although the fee income to Discover Bank offsets the fee expense to the trusts and thus is eliminated in consolidation, failure to service the transferred loan receivables in accordance with contractual requirements could lead to a termination of the servicing rights and the loss of future servicing income, net of related expenses.

6.	Premises and Equipment

A summary of premises and equipment, net is as follows (dollars in millions):

	December 31,
	2024	2023
Land	$29	$37
Buildings and improvements	520	605
Furniture, fixtures and equipment	780	1,155
Software	1,217	1,305

Premises and equipment	2,546	3,102
Less: accumulated depreciation	(970)	(1,409)
Less: accumulated amortization of software	(504)	(602)

Premises and equipment, net	$1,072	$1,091

Depreciation expense was $71 million, $74 million and $80 million for the years ended December 31, 2024, 2023 and 2022, respectively. Amortization expense on capitalized software was $173 million, $113 million and $114 million for the years ended December 31, 2024, 2023 and 2022, respectively.

7.	Goodwill

As of December 31, 2024 and 2023, the Company had goodwill of $255 million related to PULSE, which is part of the Payment Services segment. The Company conducted its annual goodwill impairment test as of October 1, 2024 and 2023 and no impairments were identified.

8.	Deposits

The Company obtains deposits from consumers directly (“direct-to-consumer deposits”) and through third-party securities brokerage firms that offer the Company’s deposits to their customers (“brokered deposits”). Direct-to-consumer deposit products include savings accounts, certificates of deposit, money market accounts, IRA savings accounts, IRA certificates of deposit and checking accounts. Brokered deposit products include certificates of deposit and sweep accounts.

Customer deposits held with Discover Bank are currently insured for up to $250,000 per account holder through the Federal Deposit Insurance Corporation (“FDIC”). Uninsured deposits are the portion of deposit accounts in U.S. offices that exceed the FDIC insurance limit or similar state deposit insurance regime, and amounts in any other uninsured investment or deposit accounts that are classified as deposits and not subject to any federal or state deposit insurance regime. At December 31, 2024 and 2023, Discover Bank had approximately $9.3 billion and $7.0 billion of uninsured deposits, respectively, a portion of which comprise intercompany deposits. The amounts of uninsured deposits above were estimated based on the same methodologies and assumptions used for Discover Bank’s regulatory reporting at each respective balance sheet date.

The following table summarizes certificates of deposit in uninsured accounts and accounts that are in excess of the FDIC insurance limit by time remaining until maturity (dollars in millions):

At December 31, 2024
Three months or less	$276
Over three months through six months	315
Over six months through twelve months	281
Over twelve months	260

Total	$1,132

The following table summarizes certificates of deposit maturing over each of the next five years and thereafter (dollars in millions):

At December 31, 2024
2025	$28,448
2026	5,515
2027	4,542
2028	2,202
2029	439
Thereafter	804

Total	$41,950

9.	Long-Term Borrowings

Long-term borrowings consist of borrowings having original maturities of one year or more. The following table provides a summary of the Company’s long-term borrowings and weighted-average interest rates on outstanding balances (dollars in millions):

	December 31,
	2024				2023
	Maturity	Interest Rate	Weighted- Average Interest Rate	Outstanding Amount	Outstanding Amount
Securitized Debt
Fixed-rate asset-backed securities(1)	2025-2026	1.03% -5.03%	3.55%	$8,475	$10,003
Floating-rate asset-backed securities	2024	0.00%	—%	—	925

Total Discover Card Master Trust I and Discover Card Execution Note Trust				8,475	10,928
Floating-rate asset-backed security(2)	2031	0.00%	—%	—	65

Total private student loan securitization trust				—	65

Total long-term borrowings – owed to securitization investors				8,475	10,993

	December 31,
	2024				2023
	Maturity	Interest Rate	Weighted- Average Interest Rate	Outstanding Amount	Outstanding Amount
Discover Financial Services (Parent Company)
Fixed-rate senior notes	2025-2032	3.75% -6.70%	4.80%	2,840	3,336
Fixed-rate retail notes	2025-2031	3.25% -4.40%	3.82%	138	140
Fixed to floating-rate senior notes(3)	2034	7.96%	7.96%	993	993
Discover Bank
Fixed-rate senior bank notes(1)	2026-2030	2.70% -4.65%	3.82%	2,792	3,571
Fixed-rate subordinated bank notes	2028	5.97%	5.97%	492	500
Fixed-rate Federal Home Loan Bank advances	2030	4.77% -4.82%	4.82%	523	523
Floating-rate Federal Home Loan Bank advances(4)	2024	0.00% -0.00%	—%	—	525

Total long-term borrowings				$16,253	$20,581

(1)

The Company uses interest rate swaps to hedge portions of these long-term borrowings against changes in fair value attributable to changes in the applicable benchmark interest rates. The use of these interest rate swaps impacts the carrying value of the debt. See Note 21: Derivatives and Hedging Activities.

(2)

As part of the sale of the private student loan portfolio, the Company sold its beneficial interest in its remaining private student loan securitization trust, which resulted in the derecognition of loan receivables held by the trust and debt issued by the trust.

(3)	The fixed to floating-rate senior notes include a rate reset on November 2, 2033, to a floating rate based on compounded SOFR + 3.370%.
(4)	The floating-rate FHLB advances include interest rate terms based on SOFR plus a spread ranging from 16 to 26 basis points as of December 31, 2023.

The following table summarizes long-term borrowings maturing over each of the next five years and thereafter (dollars in millions):

At December 31, 2024
2025	$6,170
2026	4,905
2027	1,002
2028	1,415
2029	7
Thereafter	2,754

Total	$16,253

As a member of the FHLB of Chicago, the Company has access to both short- and long-term advance structures with maturities ranging from overnight to 30 years. As of December 31, 2024, the Company had total committed borrowing capacity of $5.2 billion based on the amount and type of assets pledged, of which the outstanding balance was comprised of $523 million in long-term advances. As of December 31, 2023, the Company had total committed borrowing capacity of $3.6 billion based on the amount and type of assets pledged, of which the outstanding balance was comprised of $1.0 billion in long-term advances. These advances are presented as short- or long-term borrowings on the consolidated statements of financial condition based on the contractual maturity at origination.

Additionally, the Company has access to committed borrowing capacity through private securitizations to support the funding of its credit card loan receivables. As of December 31, 2024, the total commitment of secured credit facilities through private providers was $3.5 billion, none of which was drawn. As of December 31, 2023, the total commitment of secured credit facilities through private providers was $3.5 billion, $750 million of which was outstanding as a short-term advance and presented as short-term borrowings on the consolidated statements of financial condition. Access to the unused portions of the secured credit facilities is subject to the terms of the agreements with each of the providers. The secured credit facilities have various expirations in 2025 and 2026. Borrowings outstanding under each facility bear interest at a margin above the Term Secured Overnight Financing Rate (“SOFR”) or the asset-backed commercial paper costs of each provider. The terms of each agreement provide for a commitment fee to be paid on the unused capacity and include various affirmative and negative covenants, including performance metrics and legal requirements similar to those required to issue any term securitization transaction.

10.	Stock-Based Compensation Plans

The Company has two stock-based compensation plans: the Discover Financial Services Omnibus Incentive Plan (“Omnibus Plan”) and the Discover Financial Services Directors’ Compensation Plan (“Directors’ Compensation Plan”).

Omnibus Plan

The Omnibus Plan, which is stockholder-approved, provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based and/or cash awards (collectively, “awards”). Currently, the Company does not have any stock options, stock appreciation rights or restricted stock outstanding. Effective May 2023, the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan (the “Prior Plan”) was replaced with the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”). Subject to adjustments for certain transactions in the Plan, the total number of shares that may be granted is 18 million shares reduced by the number of shares granted under the Prior Plan. Shares granted under the Omnibus Plan may be the following: (i) authorized but unissued shares and (ii) treasury shares that the Company acquires in the open market, in private transactions or otherwise.

Directors’ Compensation Plan

The Directors’ Compensation Plan, which is stockholder-approved, permits the grant of RSUs to non-employee directors. Under the Directors’ Compensation Plan, the Company may issue awards of up to a total of 1 million shares of common stock to non-employee directors. Shares of stock that are issuable pursuant to the awards granted under the Directors’ Compensation Plan may be one of the following: authorized but unissued shares, treasury shares or shares that the Company acquires in the open market. Annual awards for eligible directors are calculated by dividing $170,000 by the fair market value of a share of stock on the date of grant and are subject to a restriction period whereby 100% of such units shall vest in full on the earlier of the first anniversary of the date of grant or immediately prior to the first annual meeting of shareholders following the date of grant. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Company common shareholders.

Stock-Based Compensation

The following table details the compensation cost, net of forfeitures (dollars in millions):

	For the Years Ended December 31,
	2024	2023	2022
RSUs	$86	$69	$58
PSUs	9	5	31

Total stock-based compensation expense	$95	$74	$89

Income tax benefit	$19	$18	$16

The following table sets forth the activity related to vested and unvested RSUs:

	Number of Units	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
RSUs at December 31, 2023	1,944,117		$219
Granted	1,018,909
Conversions to common stock	(1,365,035)
Forfeited	(270,974)

RSUs at December 31, 2024	1,327,017	0.89	$230

Vested and convertible RSUs at December 31, 2024	107,283	0.00	$19

The following table sets forth the activity related to unvested RSUs:

	Number of Units	Weighted- Average Grant- Date Fair Value
Unvested RSUs at December 31, 20231)	1,157,694	$106.87
Granted	1,018,909	$111.69
Vested	(733,413)	$108.78
Forfeited	(270,974)	$109.17

Unvested RSUs at December 31, 2024(1)	1,172,216	$109.33

(1)	Unvested RSUs represent awards where recipients have yet to satisfy either explicit vesting terms or retirement-eligibility requirements.

Compensation cost associated with RSUs is determined based on the number of units granted and the fair value on the date of grant. The fair value is amortized on a straight-line basis, net of estimated forfeitures, over the requisite service period for each separately vesting tranche of the award. The requisite service period is generally the vesting period.

The following table summarizes the total intrinsic value of the RSUs converted to common stock and the total grant-date fair value of RSUs vested (dollars in millions, except weighted-average grant-date fair value amounts):

	For the Years Ended December 31,
	2024	2023	2022
Intrinsic value of RSUs converted to common stock	$172	$68	$59
Grant-date fair value of RSUs vested	$80	$56	$41
Weighted-average grant-date fair value of RSUs granted	$111.69	$104.20	$116.50

As of December 31, 2024, there was $45 million of total unrecognized compensation cost related to non-vested RSUs. The cost is expected to be recognized over a weighted-average period of 0.84 years.

RSUs provide for accelerated vesting if there is a change in control or upon certain terminations (as defined in the Omnibus Plan or the award certificate). RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Company common shareholders.

PSUs

The following table sets forth the activity related to vested and unvested PSUs:

	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
PSUs at December 31, 2023(1)	580,677	$108.56		$65
Granted	116,539	$—
Conversions to common stock	(364,211)	$94.26
Forfeited	(72,358)	$108.72

PSUs at December 31, 2024(1)(2)(3)(4)	260,647	$116.69	0.64	$45

(1)	All PSUs outstanding at December 31, 2024 and December 31, 2023, are unvested PSUs.
(2)

Includes 117,374 PSUs granted in 2022 that are earned based on the Company’s cumulative earnings per share (“EPS”) as measured over the three-year performance period, which ended December 31, 2024, and are subject to the requisite service period, which ended February 1, 2025.

(3)

Includes 143,273 PSUs granted in 2023 that are earned based on the Company’s cumulative EPS as measured over the three-year performance period, which ends December 31, 2025, and are subject to the requisite service period, which ends February 1, 2026.

(4)	No PSUs were granted in 2024.

Compensation cost associated with PSUs is determined based on the number of instruments granted, the fair value on the date of grant and the performance factor. The fair value is amortized on a straight-line basis, net of estimated forfeitures, over the requisite service period. Each PSU outstanding at December 31, 2024, is a restricted stock instrument that is subject to additional conditions and constitutes a contingent and unsecured promise by the Company to pay up to 1.5 shares per unit of the Company’s common stock on the conversion date for the PSU, contingent on the number of PSUs to be issued. PSUs have a performance period of three years and a vesting period of three years. The requisite service period of an award having both performance and service conditions is the longest of the explicit, implicit and derived service periods.

The following table summarizes the total intrinsic value of the PSUs converted to common stock and the total grant-date fair value of PSUs vested (dollars in millions, except weighted-average grant-date fair value amounts):

	For the Years Ended December 31,
	2024	2023	2022
Intrinsic value of PSUs converted to common stock	$43	$47	$29
Grant-date fair value of PSUs vested	$34	$35	$17
Weighted-average grant-date fair value of PSUs granted(1)	$—	$110.70	$124.01

(1)	No PSUs were granted in 2024.

As of December 31, 2024, there was $3 million of total unrecognized compensation cost related to non-vested PSUs. The cost is expected to be recognized over a weighted-average period of 0.74 years.

PSUs provide for accelerated vesting if there is a change in control or upon certain terminations (as defined in the Omnibus Plan or the award certificate). PSUs include the right to receive dividend equivalents, which will accumulate and pay out in cash if and when the underlying shares are issued.

11.	Employee Benefit Plans

The Company sponsors the Discover Financial Services Pension Plan (the “Discover Pension Plan”), which is a non-contributory defined benefit plan that is qualified under Section 401(a) of the Internal Revenue Code, for eligible employees in the U.S. Effective December 31, 2008, the Discover Pension Plan was amended to discontinue the accrual of future benefits. The Company also sponsors the Discover Financial Services 401(k) Plan (the “Discover 401(k) Plan”), which is a defined contribution plan that is qualified under Section 401(a) of the Internal Revenue Code, for its eligible U.S. employees.

Discover Pension Plan

The Discover Pension Plan generally provides retirement benefits that are based on each participant’s years of credited service prior to 2009 and on compensation specified in the Discover Pension Plan. The Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under the Employee Retirement Income Security Act of 1974, as amended. Net periodic benefit cost (income) is recorded in employee compensation and benefits within the consolidated statements of income. For this plan, the net periodic benefit cost was immaterial for all periods presented.

The Company measures the funded status of the defined benefit pension plan as the difference between the fair value of plan assets and the projected benefit obligation and recognizes that amount as either an asset or liability in the consolidated statements of financial condition as appropriate. As of December 31, 2024 and 2023, the over-funded status related to the defined benefit pension plan recorded in other assets was $5 million and $14 million, respectively. Expected benefit payments from the Discover Pension Plan for each of the next five years range from $29 million and $33 million annually.

Discover 401(k) Plan

Under the Discover 401(k) Plan, eligible U.S. employees receive 401(k) matching contributions. Eligible employees also receive fixed employer contributions. The pretax expense associated with the Company contributions for the years ended December 31, 2024, 2023 and 2022 was $137 million, $128 million and $104 million, respectively.

12.	Common and Preferred Stock

Common Stock Repurchase Program

During the year ended December 31, 2024, there were no share repurchases. In accordance with the Merger Agreement with Capital One, the Company paused share repurchases through the completion of the merger.

Preferred Stock

The table below presents a summary of the Company’s non-cumulative perpetual preferred stock that is outstanding at December 31, 2024 (dollars in millions, except per depositary share amounts):

Series	Description	Initial Issuance Date	Liquidation Preference and Redemption Price per Depositary Share(1)	Per Annum Dividend Rate in effect at December 31, 2024	Total Depositary Shares Authorized, Issued and Outstanding		Carrying Value
					December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
C(2)(3)(4)	Fixed-to-Floating Rate	10/31/2017	$1,000	5.500%	570,000	570,000	$563	$563
D(2)(5)(6)	Fixed-Rate Reset	6/22/2020	$1,000	6.125%	500,000	500,000	493	493

Total Preferred Stock					1,070,000	1,070,000	$1,056	$1,056

(1)	Redeemable at the redemption price plus declared and unpaid dividends.

(2)	Issued as depositary shares, each representing 1/100th interest in a share of the corresponding series of preferred stock. Each preferred share has a par value of $0.01.
(3)

Redeemable at the Company’s option, subject to regulatory approval, either (i) in whole or in part on any dividend payment date on or after October 30, 2027, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the certificate of designations for the Series C preferred stock).

(4)

Any dividends declared are payable semi-annually in arrears at a rate of 5.500% per annum until October 30, 2027. Thereafter, dividends declared will be payable quarterly in arrears at a floating rate equal to 3-month Term SOFR plus a spread of 3.338% per annum.

(5)

Redeemable at the Company’s option, subject to regulatory approval, either (i) in whole or in part during the three-month period prior to, and including, each reset date (as defined in the certificate of designations for the Series D preferred stock) or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the certificate of designations for the Series D Preferred Stock).

(6)

Any dividends declared are payable semi-annually in arrears at a rate of 6.125% per annum until September 23, 2025, after which the dividend rate will reset every 5 years to a fixed annual rate equal to the 5-year Treasury plus a spread of 5.783%.

13.	Accumulated Other Comprehensive Income

Changes in each component of AOCI were as follows (dollars in millions):

	Unrealized (Losses) Gains on Available- for-Sale Investment Securities, Net of Tax	Losses on Cash Flow Hedges, Net of Tax	Losses on Pension Plan, Net of Tax	AOCI
For the Year Ended December 31, 2024
Balance at December 31, 2023	$(37)	$(8)	$(180)	$(225)
Net change	(49)	(12)	(10)	(71)

Balance at December 31, 2024	$(86)	$(20)	$(190)	$(296)

For the Year Ended December 31, 2023
Balance at December 31, 2022	$(136)	$(14)	$(189)	$(339)
Net change	99	6	9	114

Balance at December 31, 2023	$(37)	$(8)	$(180)	$(225)

For the Year Ended December 31, 2022
Balance at December 31, 2021	$114	$(9)	$(199)	$(94)
Net change	(250)	(5)	10	(245)

Balance at December 31, 2022	$(136)	$(14)	$(189)	$(339)

The following table presents each component of OCI before reclassifications and amounts reclassified from AOCI for each component of OCI before- and after-tax (dollars in millions):

	Before Tax	Tax Benefit (Expense)	Net of Tax
For the Year Ended December 31, 2024
Available-for-Sale Investment Securities
Net unrealized holding losses arising during the period	$(66)	$17	$(49)

Net change	$(66)	$17	$(49)

Cash Flow Hedges
Net unrealized losses arising during the period	$(152)	$37	$(115)
Amounts reclassified from AOCI	136	(33)	103

Net change	$(16)	$4	$(12)

	Before Tax	Tax Benefit (Expense)	Net of Tax
Pension Plan
Unrealized losses arising during the period	$(13)	$3	$(10)

Net change	$(13)	$3	$(10)

For the Year Ended December 31, 2023
Available-for-Sale Investment Securities
Net unrealized holding gains arising during the period	$131	$(32)	$99

Net change	$131	$(32)	$99

Cash Flow Hedges
Net unrealized losses arising during the period	$(74)	$18	$(56)
Amounts reclassified from AOCI	82	(20)	62

Net change	$8	$(2)	$6

Pension Plan
Unrealized gains arising during the period	$12	$(3)	$9

Net change	$12	$(3)	$9

For the Year Ended December 31, 2022
Available-for-Sale Investment Securities
Net unrealized holding losses arising during the period	$(331)	$81	$(250)

Net change	$(331)	$81	$(250)

Cash Flow Hedges
Net unrealized losses arising during the period	$(13)	$3	$(10)
Amounts reclassified from AOCI	4	1	5

Net change	$(9)	$4	$(5)

Pension Plan
Unrealized gains arising during the period	$13	$(3)	$10

Net change	$13	$(3)	$10

14.	Other Expense

Total other expense includes the following components (dollars in millions):

	For the Years Ended December 31,
	2024	2023	2022
Fraud losses and other charges	$122	$131	$149
Postage	123	115	97
Credit-related inquiry fees	49	40	31
Supplies	38	38	35
Other expense	597	479	228

Total other expense	$929	$803	$540

15.	Income Taxes

Income tax expense consisted of the following (dollars in millions):

	For the Years Ended December 31,
	2024	2023	2022
Current
U.S. federal	$1,136	$1,254	$1,465
U.S. state and local	241	258	312

Total	1,377	1,512	1,777
Deferred
U.S. federal	144	(595)	(398)
U.S. state and local	18	(76)	(54)

Total	162	(671)	(452)

Income tax expense	$1,539	$841	$1,325

The following table reconciles the Company’s effective tax rate to the U.S. federal statutory income tax rate:

	For the Years Ended December 31,
	2024	2023	2022
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
U.S. state, local and other income taxes, net of U.S. federal income tax benefits	3.6	3.5	3.4
Accrual for nondeductible penalties	1.2	—	—
Tax credits	(0.5)	(2.1)	(1.3)
Other	—	0.7	0.4

Effective income tax rate	25.3%	23.1%	23.5%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Valuation allowances are provided to reduce deferred tax assets to an amount that is more likely than not to be realized. The Company evaluates the likelihood of realizing its deferred tax assets by estimating sources of future taxable income and the impact of tax planning strategies.

Significant components of the Company’s net deferred income taxes, which are included in other assets in the Company’s consolidated statements of financial condition, were as follows (dollars in millions):

	December 31,
	2024	2023
Deferred tax assets
Allowance for credit losses	$2,011	$2,245
Card product misclassification liability	296	282
Customer fees and rewards	284	236
Other	217	172

Total deferred tax assets before valuation allowance	2,808	2,935
Valuation allowance	(1)	(1)

Total deferred tax assets, net of valuation allowance	2,807	2,934
Deferred tax liabilities
Deferred loan origination costs	(24)	(40)
Accretion income	(85)	(39)
Other	(6)	(8)

Total deferred tax liabilities	(115)	(87)

Net deferred tax assets	$2,692	$2,847

A reconciliation of beginning and ending unrecognized tax benefits is as follows (dollars in millions):

	For the Years Ended December 31,
	2024	2023	2022
Balance at beginning of period	$18	$19	$39
Additions
Current year tax positions	3	4	4
Prior year tax positions	2	—	1
Reductions
Prior year tax positions	(3)	(1)	(20)
Settlements with taxing authorities	(1)	(1)	—
Expired statute of limitations	(4)	(3)	(5)

Balance at end of period(1)	$15	$18	$19

(1)

For the years ended December 31, 2024, 2023 and 2022, amounts included $14 million, $18 million and $18 million, respectively, of unrecognized tax benefits, which, if recognized, would favorably affect the effective tax rate.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Interest and penalties related to unrecognized tax benefits were $1 million and $2 million, respectively, for the years ended December 31, 2024 and 2023.

The Company is subject to examination by the Internal Revenue Service and tax authorities in various state, local and foreign tax jurisdictions. The Company’s federal income tax filings are open to examinations for the tax years ended December 31, 2021 and forward. The Company regularly assesses the likelihood of additional assessments or settlements in each of the taxing jurisdictions. At this time, the potential change in unrecognized tax benefits is expected to be immaterial over the next 12 months. The Company believes that its reserves are sufficient to cover any tax, penalties and interest that would result from such examinations.

The Company has an immaterial amount of state net operating loss carryforwards that are subject to a partial valuation allowance as of December 31, 2024 and 2023.

16.	Earnings Per Share

The following table presents the calculation of basic and diluted EPS (dollars and shares in millions, except per share amounts):

	For the Years Ended December 31,
	2024	2023	2022
Numerator
Net income	$4,535	$2,796	$4,316
Preferred stock dividends	(62)	(62)	(62)

Net income available to common stockholders	4,473	2,734	4,254
Income allocated to participating securities	(27)	(19)	(26)

Net income allocated to common stockholders	$4,446	$2,715	$4,228

	For the Years Ended December 31,
	2024	2023	2022
Denominator
Weighted-average shares of common stock outstanding	251	254	277
Effect of dilutive common stock equivalents	—	—	1

Weighted-average shares of common stock outstanding and common stock equivalents	251	254	278

Basic earnings per common share	$17.72	$10.71	$15.25
Diluted earnings per common share	$17.72	$10.70	$15.23

Anti-dilutive securities were not material and had no impact on the computation of diluted EPS for the years ended December 31, 2024, 2023 and 2022.

17.	Capital Adequacy

DFS is subject to the capital adequacy guidelines of the Federal Reserve. Discover Bank, the Company’s banking subsidiary, is subject to various regulatory capital requirements as administered by the FDIC. Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could limit the Company’s business activities and have a direct material effect on the financial condition and operating results of DFS and Discover Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, DFS and Discover Bank must meet specific risk-based capital requirements and leverage ratios that involve quantitative measures of assets, liabilities and certain off-balance sheet items, as calculated under regulatory guidelines. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

DFS and Discover Bank are subject to regulatory and capital rules issued by the Federal Reserve and FDIC, respectively, under the Basel Committee’s December 2010 framework (“Basel III rules”). Under the Basel III rules, DFS and Discover Bank are classified as “standardized approach” entities. Standardized approach entities are defined as U.S. banking organizations with consolidated total assets over $50 billion but not exceeding $250 billion and consolidated total on-balance sheet foreign exposure less than $10 billion.

In accordance with the final rule on the impact of current expected credit losses (“CECL”) on regulatory capital, the Company elected to phase in the impact over three years beginning in 2022 and ending December 31, 2024. Accordingly, the Company’s Common Equity Tier 1 (“CET1”) capital ratios have been higher than they otherwise would have been.

As of December 31, 2024 and 2023, DFS and Discover Bank met all Basel III minimum capital ratio requirements to which they were subject. DFS and Discover Bank also met the requirements to be considered “well-capitalized” under Regulation Y and prompt corrective action rules, respectively. There have been no conditions or events that management believes have changed DFS’ or Discover Bank’s category. To be categorized as “well-capitalized,” DFS and Discover Bank must maintain minimum capital ratios outlined in the table below.

The following table shows the actual capital amounts and ratios of DFS and Discover Bank and comparisons of each to the regulatory minimum and “well-capitalized” requirements (dollars in millions):

	Actual		Minimum Capital Requirements		Capital Requirements To Be Classified as Well- Capitalized
	Amount	Ratio(1)	Amount	Ratio	Amount(2)	Ratio(2)
December 31, 2024
Total capital (to risk-weighted assets)
Discover Financial Services	$20,420	16.5%	$9,892	≥8.0%	$12,365	≥10.0%
Discover Bank	$17,311	14.2%	$9,755	≥8.0%	$12,193	≥10.0%

	Actual		Minimum Capital Requirements			Capital Requirements To Be Classified as Well- Capitalized
	Amount	Ratio(1)	Amount	Ratio		Amount(2)	Ratio(2)
Tier 1 capital (to risk-weighted assets)
Discover Financial Services	$18,503	15.0%	$7,419	≥	6.0%	$7,419	≥6.0%
Discover Bank	$14,665	12.0%	$7,316	≥	6.0%	$9,755	≥8.0%
Tier 1 capital (to average assets)
Discover Financial Services	$18,503	12.3%	$6,003	≥	4.0%	N/A	N/A
Discover Bank	$14,665	9.9%	$5,933	≥	4.0%	$7,417	≥5.0%
Common Equity Tier 1 (to risk-weighted assets)
Discover Financial Services	$17,448	14.1%	$5,564	≥	4.5%	N/A	N/A
Discover Bank	$14,665	12.0%	$5,487	≥	4.5%	$7,926	≥6.5%
December 31, 2023
Total capital (to risk-weighted assets)
Discover Financial Services	$17,399	13.2%	$10,509	≥	8.0%	$13,137	≥10.0%
Discover Bank	$16,409	12.7%	$10,381	≥	8.0%	$12,976	≥10.0%
Tier 1 capital (to risk-weighted assets)
Discover Financial Services	$15,279	11.6%	$7,882	≥	6.0%	$7,882	≥6.0%
Discover Bank	$13,459	10.4%	$7,786	≥	6.0%	$10,381	≥8.0%
Tier 1 capital (to average assets)
Discover Financial Services	$15,279	10.3%	$5,915	≥	4.0%	N/A	N/A
Discover Bank	$13,459	9.2%	$5,833	≥	4.0%	$7,292	≥5.0%
Common Equity Tier 1 (to risk-weighted assets)
Discover Financial Services	$14,223	10.8%	$5,911	≥	4.5%	N/A	N/A
Discover Bank	$13,459	10.4%	$5,839	≥	4.5%	$8,435	≥6.5%

(1)	Capital ratios are calculated based on the Basel III standardized approach rules, subject to applicable transition provisions, including CECL transition provisions.
(2)

The Basel III rules do not establish well-capitalized thresholds for these measures for bank holding companies. Existing well-capitalized thresholds established in the Federal Reserve’s Regulation Y have been included where available.

The amount of dividends that a bank may pay in any year is subject to certain regulatory restrictions. Under the current banking regulations, a bank may not pay dividends if such a payment would leave the bank inadequately capitalized. Discover Bank paid dividends of $2.6 billion, $1.7 billion and $4.0 billion in the years ended December 31, 2024, 2023 and 2022, respectively, to DFS.

18.	Commitments, Contingencies and Guarantees

In the normal course of business, the Company enters into a number of off-balance sheet commitments, transactions and obligations under guarantee arrangements that expose the Company to varying degrees of risk. The Company’s commitments, contingencies and guarantee relationships are described below.

Commitments

Unused Credit Arrangements

At December 31, 2024, the Company had unused credit arrangements for loans of approximately $232.6 billion. Such arrangements arise primarily from agreements with customers for unused lines of credit on certain credit cards and certain other loan products, provided there is no violation of conditions in the related agreements. These arrangements, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage, customer creditworthiness, loan qualification and the cost of capital. As the Company’s credit card loans are unconditionally cancellable, no liability for expected credit losses is required for unused lines of credit.

Contingencies

See Note 19: Litigation and Regulatory Matters for a description of potential liability arising from pending litigation or regulatory proceedings involving the Company.

Guarantees

The Company has obligations under certain guarantee arrangements, including contracts, indemnification agreements and representations and warranties, which contingently require the Company to make payments to the guaranteed party based on changes in an underlying asset, liability or equity security of a guaranteed party, rate or index. Also included as guarantees are contracts that contingently require the Company to make payments to a guaranteed party based on another entity’s failure to perform under an agreement. The Company’s use of guarantees is disclosed below by type of guarantee.

Securitizations Representations and Warranties

As part of the Company’s financing activities, the Company provides representations and warranties that certain assets pledged as collateral in secured borrowing arrangements conform to specified guidelines. Due diligence is performed by the Company, which is intended to ensure that asset guideline qualifications are met. If the assets pledged as collateral do not meet certain conforming guidelines, the Company may be required to replace, repurchase or sell such assets. In its credit card securitization activities, the Company would replace nonconforming receivables through the allocation of excess seller’s interest or from additional transfers from the unrestricted pool of receivables. If the Company could not add enough receivables to satisfy the requirement, an early amortization (or repayment) of investors’ interests would be triggered.

The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of third-party investor interests in credit card asset-backed securities, plus any unpaid interest for the corresponding secured borrowings. The Company has recorded substantially all of the maximum potential amount of future payments in long-term borrowings on the Company’s consolidated statements of financial condition. The Company has not recorded any incremental contingent liability associated with its secured borrowing representations and warranties. Management believes that the probability of having to replace, repurchase or sell assets pledged as collateral under secured borrowing arrangements, including an early amortization event, is low.

Counterparty Settlement Guarantees

Diners Club and DFS Services LLC (on behalf of PULSE) have various counterparty exposures, which are listed below:

•

Merchant Guarantee. Diners Club has entered into contractual relationships with certain international merchants, which generally include travel-related businesses, for the benefit of all Diners Club licensees. The licensees hold the primary liability to settle the transactions of their customers with these merchants. However, Diners Club retains a counterparty exposure if a licensee fails to meet its financial payment obligation to one of these merchants.

•

ATM Guarantee. PULSE entered into contractual relationships with certain international ATM acquirers in which DFS Services LLC retains counterparty exposure if an issuer fails to fulfill its settlement obligation.

•

Global Network Alliance Guarantee. Discover Network, Diners Club and PULSE have entered into contractual relationships with certain international payment networks in which DFS Services LLC retains the counterparty exposure if a network fails to fulfill its settlement obligation.

The maximum potential amount of future payments related to such contingent obligations is dependent upon the transaction volume processed between the time a potential counterparty defaults on its settlement and the time at which the Company disables the settlement of any further transactions for the defaulting party. The Company has some contractual remedies to offset these counterparty settlement exposures (such as letters of credit or pledged deposits), however, there is no limitation on the maximum amount the Company may be liable to pay.

The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether particular counterparties will fail to meet their settlement obligations. In the event all licensees and/or issuers were to become unable to settle their transactions, the Company estimates its maximum potential counterparty exposures to these settlement guarantees would be approximately $120 million as of December 31, 2024.

The Company believes that the estimated amounts of maximum potential future payments are not representative of the Company’s actual potential loss exposure given Diners Club’s and PULSE’s insignificant historical losses from these counterparty exposures. As of December 31, 2024, the Company had not recorded any contingent liability in the consolidated statements of financial condition for these counterparty exposures and management believes that the probability of any payments under these arrangements is low.

Discover Network Merchant Chargeback Guarantees

The Company operates the Discover Network, issues payment cards and permits third parties to issue payment cards. The Company is contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the payment card customer and a merchant. The contingent liability arises if the disputed transaction involves a merchant or merchant acquirer with whom the Discover Network has a direct relationship. If a dispute is resolved in the customer’s favor, the Discover Network will credit or refund the disputed amount to the Discover Network card issuer, who in turn credits its customer’s account. The Discover Network will then charge back the disputed amount of the payment card transaction to the merchant or merchant acquirer, where permitted by the applicable agreement, to seek recovery of amounts already paid to the merchant for payment card transactions. If the Discover Network is unable to collect the amount subject to dispute from the merchant or merchant acquirer (e.g., in the event of merchant default or dissolution or after expiration of the time period for chargebacks in the applicable agreement), the Discover Network will bear the loss for the amount credited or refunded to the customer. In most instances, a loss by the Discover Network is unlikely to arise in connection with payments on card transactions because most products or services are delivered when purchased and credits are issued by merchants on returned items in a timely fashion, thus minimizing the likelihood of cardholder disputes with respect to amounts paid by the Discover Network. However, where the product or service is not scheduled to be provided to the customer until a later date following the purchase, the likelihood of a contingent payment obligation by the Discover Network increases. Losses related to merchant chargebacks were not material for the years ended December 31, 2024, 2023 and 2022.

The maximum potential amount of obligations of the Discover Network arising from such contingent obligations is estimated to be the portion of the total Discover Network transaction volume processed to date for which timely and valid disputes may be raised under applicable law and relevant issuer and customer agreements. There is no limitation on the maximum amount the Company may be liable to pay to issuers. However, the Company believes that such amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure cannot be quantified as the Company cannot determine whether the current or cumulative transaction volumes may include or result in disputed transactions.

The following table summarizes certain information regarding merchant chargeback guarantees (dollars in millions):

	For the Years Ended December 31,
	2024	2023	2022
Aggregate sales transaction volume(1)	$245,958	$257,611	$256,237

(1)	Represents transactions processed on the Discover Network for which a potential liability exists that, in aggregate, can differ from credit card sales volume.

The Company did not record any contingent liability in the consolidated financial statements for merchant chargeback guarantees as of December 31, 2024 and 2023. The Company mitigates the risk of potential loss exposure by withholding settlement from merchants, obtaining third-party guarantees, or obtaining escrow deposits or letters of credit from certain merchant acquirers or merchants that are considered a higher risk due to various factors such as time delays in the delivery of products or services. As of December 31, 2024 and 2023, the Company had escrow deposits and settlement withholdings of $11 million and $10 million, respectively, which are recorded in interest-bearing deposit accounts and accrued expenses and other liabilities on the Company’s consolidated statements of financial condition.

19.	Litigation and Regulatory Matters

In the normal course of business, from time to time, the Company has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The litigation process is not predictable and can lead to unexpected results. The Company contests liability and/or the amount of damages as appropriate in each pending matter.

The Company has historically offered its customers an arbitration clause in its customer agreements. The arbitration clause allows the Company and its customers to quickly and economically resolve disputes. Additionally, the arbitration clause has in some instances limited the costs of, and the Company’s exposure to, litigation. Future legal and regulatory challenges and prohibitions may cause the Company to discontinue its offering and use of such clauses. From time to time, the Company is involved in legal actions challenging its arbitration clause. Bills may be periodically introduced in Congress to directly or indirectly prohibit the use of pre-dispute arbitration clauses.

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding the Company’s business including, among other matters, regulatory, accounting, tax and other operational matters. The investigations and proceedings may result in significant adverse judgments, settlements, fines, penalties, injunctions, decreases in regulatory ratings, customer restitution or other relief. These outcomes could materially impact the Company’s consolidated financial statements, increase its cost of operations, or limit the Company’s ability to execute its business strategies and engage in certain business activities. Certain subsidiaries of the Company are subject to consent orders with the Consumer Financial Protection Bureau (“CFPB”) and FDIC, as described below. Pursuant to powers granted under federal banking laws, regulatory agencies have broad and sweeping discretion and may assess civil money penalties, require changes to certain business practices or require customer restitution at any time.

In accordance with applicable accounting guidance, the Company establishes a liability for legal and regulatory matters when those matters create loss contingencies that are both probable and estimable. Except as discussed below regarding the card product misclassification matter, other litigation and regulatory settlement-related expenses were immaterial for the years ended December 31, 2024, 2023 and 2022.

There may be an exposure to loss in excess of any amounts accrued. The Company believes the estimate of the aggregate range of reasonably possible losses (meaning the likelihood of losses is more than remote but less than likely), in excess of the amounts that the Company has accrued for legal and regulatory proceedings, is up to $70 million as of December 31, 2024. This estimated range of reasonably possible losses is based on currently available information for those proceedings in which the Company is involved and considers the Company’s best estimate of such losses for those matters for which an estimate can be made. It does not represent the Company’s maximum potential loss exposure. Various aspects of the legal and regulatory proceedings underlying the estimated range will change from time to time and actual results may vary significantly from the estimate.

The Company’s estimated range noted above involves significant judgment, given the varying stages of the proceedings, the existence of numerous yet to be resolved issues, the breadth of the claims (often spanning multiple years and, in some cases, a wide range of business activities), unspecified damages and/or the novelty of the legal issues presented. The outcome of pending matters could adversely affect the Company’s reputation and be material to the Company’s consolidated financial condition, operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s income for such period.

In July 2015, the Company announced that its subsidiaries, Discover Bank, The Student Loan Corporation and Discover Products Inc. (the “Discover Subsidiaries”), agreed to a consent order with the CFPB with respect to certain private student loan servicing practices (the “2015 Order”). The 2015 Order expired in July 2020. In December 2020, the Discover Subsidiaries agreed to a consent order (the “2020 Order”) with the CFPB resolving the agency’s investigation into Discover Bank’s compliance with the 2015 Order. In connection with the 2020 Order, Discover is required to implement a redress and compliance plan and must pay at least $10 million in consumer redress to consumers who may have been harmed and has paid a $25 million civil money penalty to the CFPB.

On September 25, 2023, following the consent of the Board of Directors of Discover Bank, the FDIC issued a consent order (the “2023 Order”) to Discover Bank. The 2023 Order addressed shortcomings in Discover Bank’s compliance management system for consumer protection laws and related matters. As part of the 2023 Order, Discover Bank agreed to improve its consumer compliance management system and enhance related corporate governance and enterprise risk management practices, and increase the level of Board oversight of such matters.

Management and the Board are committed to meeting all the requirements of the 2023 Order. Discover Bank has been working diligently to complete items required by the 2023 Order. This includes having retained third party consultants to conduct independent reviews and the submission of action plans to the FDIC by the required deadlines for review and feedback. The actions completed to date, taken together with actions previously undertaken to improve and enhance its compliance management system and enhance related corporate governance, address multiple consent order objectives, however, many provisions require longer term implementation. Depending on regulatory feedback, the timing of approvals and sustainability periods, necessary work is not likely to be completed until later in 2025.

On March 8, 2016, a class-action lawsuit was filed against the Company, other credit card networks, other issuing banks and EMVCo in the U.S. District Court for the Northern District of California (B&R Supermarket, Inc., d/b/a Milam’s Market, et al. v. Visa, Inc., et al.) alleging a conspiracy by defendants to shift fraud liability to merchants with the migration to the EMV security standard and chip technology. The plaintiffs assert joint and several liability among the defendants and seek unspecified damages, including treble damages, attorneys’ fees, costs and injunctive relief. On December 6, 2024, plaintiffs and the Company reached an agreement on the terms of a class-wide settlement to resolve the claims against the Company. The parties finalized a settlement agreement on February 14, 2025, and that settlement must now be approved by the court.

Card Product Misclassification

As of December 31, 2024, the balance of the Company’s counterparty restitution liability was $1.2 billion, reflecting additional accruals for interest on the overcharges committed to as part of the counterparty restitution plan approved by the Board of Directors in the third quarter of 2023, additional concessions agreed to as part of the class action settlement negotiations through the fourth quarter of 2024 and settlement disbursements made year-to-date. As reported in the Company’s Current Report on Form 8-K filed on July 3, 2024, the Company and certain of its subsidiaries entered into a settlement agreement to resolve putative class actions filed on behalf of merchants allegedly affected by the card product misclassification. The settlement agreement, which is subject to court approval, would resolve claims by parties affected by the card product misclassification (merchants, merchants acquirers and other intermediaries). The Company expects all payments under the settlement agreement to be covered by the $1.2 billion liability. Substantially all of the liability represents amounts payable to or on behalf of impacted merchants, merchant acquirers and other intermediaries in settlement of the card product misclassification matter, with $26 million of that balance representing provision for legal fees and expenses payable to plaintiffs’ counsel. On August 27, 2024, plaintiffs moved for preliminary approval, and on October 22, 2024, the court entered an order granting preliminary approval. Subsequently, the parties to the putative class action entered into a revised settlement agreement which resulted in minor adjustments to the restitution liability in the fourth quarter of 2024. On January 22, 2025, plaintiffs moved for preliminary approval of the revised settlement agreement. The liability does not include any potential regulatory fines or penalties, or the cost of administering the distribution of funds to affected parties.

The following table summarizes the change in the Company’s counterparty restitution liability pertaining to the card product misclassification (dollars in millions):

For the Year Ended December 31, 2024
Balance at December 31, 2023	$1,159
Provision for refund of overcharges	—
Provision for interest on overcharges	56
Provision for other settlement concessions	85
Disbursements	(76)

Balance at December 31, 2024	$1,224

The Company remains in discussion with its various regulators regarding the card product misclassification. During 2024, the Company recognized approximately $290 million, recorded in other expense on the consolidated statements of income for the year ended December 31, 2024, representing the Company’s current estimate of potential penalties to be imposed by its various regulators related to this matter. Actual penalties imposed are subject to further discussion with the Company’s various regulators and may be more or less than such amount.

In addition, the Company and its subsidiaries have been named as defendants in various lawsuits, including a putative class action on behalf of shareholders and a shareholder derivative action. The Company is also cooperating with an SEC investigation into the card product misclassification matter. The Company believes that additional losses are probable as a result of these actions and such losses could be material but it is not able to make a reasonable estimate of the amount or range of such losses as of December 31, 2024.

20.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820, Fair Value Measurement, provides a three-level hierarchy for classifying the inputs to valuation techniques used to measure fair value of financial instruments based on whether the inputs are observable or unobservable. It also requires certain disclosures about those measurements. The three-level valuation hierarchy is as follows:

•

Level 1: Fair values determined by Level 1 inputs are defined as those that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2: Fair values determined by Level 2 inputs are those that utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active or inactive markets, quoted prices for the identical assets in an inactive market and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. The Company evaluates factors such as the frequency of transactions, the size of the bid-ask spread and the significance of adjustments made when considering transactions involving similar assets or liabilities to assess the relevance of those observed prices. If relevant and observable prices are available, the fair values of the related assets or liabilities would be classified as Level 2.

•

Level 3: Fair values determined by Level 3 inputs are those based on unobservable inputs and include situations where there is little, if any, market activity for the asset or liability being valued. In instances where the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy in which the measurements are classified is based on the lowest level input that is significant to the fair value measurement in its entirety. Accordingly, the Company may utilize both observable and unobservable inputs in determining the fair values of financial instruments classified within the Level 3 category.

The Company evaluates the classification of each fair value measurement within the hierarchy at least quarterly.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and involves consideration of factors specific to the asset or liability. Furthermore, certain techniques used to measure fair value involve some degree of judgment and, as a result, are not necessarily indicative of the amounts the Company would realize in a current market exchange.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are as follows (dollars in millions):

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Balance at December 31, 2024
Assets
Fair value – OCI
Other short-term investments	$5,423	$—	$—	$5,423
U.S. Treasury securities	$13,988	$—	$—	$13,988
Residential mortgage-backed securities – Agency	—	371	—	371

Available-for-sale investment securities	$13,988	$371	$—	$14,359

Derivative financial instruments – cash flow hedges(1)	$—	$1	$—	$1
Liabilities
Fair value – OCI
Derivative financial instruments – cash flow hedges(1)	$—	$1	$—	$1
Balance at December 31, 2023
Assets
Fair value – OCI
U.S. Treasury and U.S. GSE securities	$12,928	$9	$—	$12,937
Residential mortgage-backed securities – Agency	—	465	—	465

Available-for-sale investment securities	$12,928	$474	$—	$13,402

	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Derivative financial instruments – cash flow hedges(1)	$—	$2	$—	$2
Fair value – Net income
Marketable equity securities	$1	$—	$—	$1
Derivative financial instruments – fair value hedges(1)	$—	$2	$—	$2

(1)

Derivative instrument carrying values in an asset or liability position are presented as part of other assets or accrued expenses and other liabilities, respectively, in the Company’s consolidated statements of financial condition.

Other Short-Term Investments

Other short-term investments consist of U.S. Treasury bills with contractual maturities greater than 90 days but less than one year at the time of acquisition. The fair value estimates of these investments are classified as Level 1 based on quoted market prices for the same securities.

Available-for-Sale Investment Securities

Investment securities classified as available-for-sale consist of U.S. Treasury and U.S. GSE securities and RMBS. The fair value estimates of investment securities classified as Level 1, consisting of U.S. Treasury securities, are determined based on quoted market prices for the same securities. The fair value estimates of U.S. GSE securities and RMBS are classified as Level 2 and are valued by maximizing the use of relevant observable inputs, including quoted prices for similar securities, benchmark yield curves and market-corroborated inputs.

The Company validates the fair value estimates provided by pricing services primarily by comparing to valuations obtained through other pricing sources. The Company evaluates pricing variances among different pricing sources to ensure that the valuations utilized are reasonable. The Company also corroborates the reasonableness of the fair value estimates with analysis of trends of significant inputs, such as market interest rate curves. The Company further performs due diligence in understanding the procedures and techniques performed by the pricing services to derive fair value estimates.

At December 31, 2024, amounts reported in RMBS reflect U.S. government agency obligations issued by Ginnie Mae, Fannie Mae and Freddie Mac with an aggregate par value of $388 million, a weighted-average coupon of 4.12% and a weighted-average remaining maturity of four years.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of interest rate swaps and foreign exchange forward contracts. These instruments are classified as Level 2 as their fair values are estimated using proprietary pricing models, containing certain assumptions based on readily observable market-based inputs, including interest rate curves, option volatility and foreign currency forward and spot rates. In determining fair values, the pricing models use widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity and the observable market-based inputs. The fair values of the interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates derived from the observable market interest rate curves. The Company considers collateral and master netting agreements that mitigate credit exposure to counterparties in determining the counterparty credit risk valuation adjustment. The fair values of the foreign exchange forward contracts are valued by comparing the contracted forward exchange rate pertaining to the specific contract maturities to the current market exchange rate.

The Company validates the fair value estimates of interest rate swaps primarily through comparison to the fair value estimates computed by the counterparties to each of the derivative transactions. The Company evaluates pricing variances among different pricing sources to ensure that the valuations utilized are reasonable. The Company also corroborates the reasonableness of the fair value estimates with analysis of trends of significant inputs, such as market interest rate curves. The Company performs due diligence in understanding the impact of any changes to the valuation techniques performed by proprietary pricing models before implementation, working closely with the third-party valuation service and reviewing the service’s control objectives at least annually. The Company corroborates the fair value of foreign exchange forward contracts through independent calculation of the fair value estimates.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company also has assets that, under certain conditions, are subject to measurement at fair value on a non-recurring basis. These assets include those associated with acquired businesses, including goodwill. For these assets, measurement at fair value in periods subsequent to the initial recognition of the assets may be applicable whenever one is tested for impairment. No impairments were recognized related to these assets for the years ended December 31, 2024 and 2023.

Financial Instruments Measured at Other Than Fair Value

The following tables disclose the estimated fair value of the Company’s financial assets and financial liabilities that are not required to be carried at fair value (dollars in millions):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Carrying Value
Balance at December 31, 2024
Assets
Amortized cost
Residential mortgage-backed securities – Agency	$—	$247	$—	$247	$271

Held-to-maturity investment securities	$—	$247	$—	$247	$271

Net loan receivables	$—	$—	$120,422	$120,422	$112,795
Carrying value approximates fair value(1)
Cash and cash equivalents	$8,474	$—	$—	$8,474	$8,474
Restricted cash	$25	$—	$—	$25	$25
Accrued interest receivables(2)	$—	$998	$—	$998	$998
Liabilities
Amortized cost
Time deposits(3)	$—	$42,228	$—	$42,228	$41,950
Long-term borrowings – owed to securitization investors	$—	$8,456	$—	$8,456	$8,475
Other long-term borrowings	—	7,891	—	7,891	7,778

Long-term borrowings	$—	$16,347	$—	$16,347	$16,253

Carrying value approximates fair value(1)
Accrued interest payables(2)	$—	$315	$—	$315	$315

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Carrying Value
Balance at December 31, 2023
Assets
Amortized cost
Residential mortgage-backed securities – Agency	$—	$234	$—	$234	$253

Held-to-maturity investment securities	$—	$234	$—	$234	$253

Net loan receivables	$—	$—	$126,940	$126,940	$119,126
Carrying value approximates fair value(1)
Cash and cash equivalents	$11,685	$—	$—	$11,685	$11,685
Restricted cash	$43	$—	$—	$43	$43
Accrued interest receivables(2)	$—	$1,450	$—	$1,450	$1,450

Liabilities
Amortized cost
Time deposits(3)	$—	$45,333	$—	$45,333	$45,240
Short-term borrowings	$—	$750	$—	$750	$750
Long-term borrowings – owed to securitization investors	$—	$10,770	$65	$10,835	$10,993
Other long-term borrowings	—	9,469	—	9,469	9,588

Long-term borrowings	$—	$20,239	$65	$20,304	$20,581

Carrying value approximates fair value(1)
Accrued interest payables(2)	$—	$421	$—	$421	$421

(1)	The carrying values of these assets and liabilities approximate fair value due to their short-term nature.
(2)

Accrued interest receivable and payable carrying values are presented as part of other assets and accrued expenses and other liabilities, respectively, in the Company’s consolidated statements of financial condition.

(3)	Excludes deposits without contractually defined maturities for all periods presented.

21.	Derivatives and Hedging Activities

The Company uses derivatives to manage its exposure to various financial risks. The Company does not enter into derivatives for trading or speculative purposes. Certain derivatives used to manage the Company’s exposure to foreign currency are not designated as hedges and do not qualify for hedge accounting.

Derivatives may give rise to counterparty credit risk, which generally is mitigated through collateral arrangements as described under the sub-heading “— Collateral Requirements and Credit-Risk Related Contingency Features.” The Company enters into derivative transactions with established dealers that meet minimum credit criteria established by the Company. All counterparties must be pre-approved before engaging in any transaction with the Company. The Company regularly monitors counterparties to ensure compliance with the Company’s risk policies and limits. In determining the counterparty credit risk valuation adjustment for the fair values of derivatives, if any, the Company considers collateral and legally enforceable master netting agreements that mitigate credit exposure to related counterparties.

All derivatives are recorded in other assets at their gross positive fair values and in accrued expenses and other liabilities at their gross negative fair values. See Note 20: Fair Value Measurements for a description of the valuation methodologies used for derivatives. Cash collateral amounts associated with derivative positions that are cleared through an exchange are legally characterized as settlement of the derivative positions. Such collateral amounts are reflected as offsets to the associated derivatives balances recorded in other assets or in accrued expenses and other liabilities. Other cash collateral posted and held balances are recorded in other assets and deposits, respectively, in the consolidated statements of financial condition. Collateral amounts recorded in the consolidated statements of financial condition are based on the net collateral posted or held position for each applicable legal entity’s master netting arrangement with each counterparty.

Derivatives Designated as Hedges

Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows arising from changes in interest rates, or other types of forecasted transactions, are considered cash flow hedges. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.

Cash Flow Hedges

The Company uses interest rate swaps to manage its exposure to variability in cash flows related to changes in interest rates on interest-earning assets and funding instruments. These interest rate swaps qualify for hedge accounting in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). At December 31, 2024 and 2023, the Company’s outstanding cash flow hedges primarily relate to interest receipts from credit card receivables and had an initial maximum period of five years.

The change in the fair value of derivatives designated as cash flow hedges is recorded in OCI and is subsequently reclassified into earnings in the period that the hedged forecasted cash flows affect earnings. Amounts reported in AOCI related to derivatives at December 31, 2024, will be reclassified to interest income and interest expense as interest receipts and payments are accrued on the Company’s then outstanding credit card receivables and certain floating-rate debt, respectively. During the next 12 months, the Company estimates it will reclassify $14 million into pretax earnings related to its cash flow hedges.

Fair Value Hedges

The Company is exposed to changes in the fair value of its fixed-rate debt obligations due to changes in interest rates. The Company uses interest rate swaps to manage its exposure to changes in the fair value of certain fixed-rate long-term borrowings, including securitized debt and bank notes, and deposits attributable to changes in the respective benchmark rates. These interest rate swaps qualify as fair value hedges in accordance with ASC 815. Changes in the fair values of both (i) the derivatives and (ii) the hedged long-term borrowings and deposits attributable to the interest rate risk being hedged are recorded in interest expense and generally provide substantial offset to one another.

Derivatives Not Designated as Hedges

Foreign Exchange Forward Contracts

The Company has foreign exchange forward contracts that are economic hedges and are not designated as accounting hedges. The Company enters into foreign exchange forward contracts to manage foreign currency risk. Changes in the fair value of these contracts are recorded in other income on the consolidated statements of income.

Derivatives Cleared Through an Exchange

Cash variation margin payments on derivatives cleared through an exchange are legally considered settlement payments and are accounted for with corresponding derivative positions as one unit of account and not presented separately as collateral. With settlement payments on derivative positions cleared through this exchange reflected as offsets to the associated derivative asset and liability balances, the fair values of derivative instruments and collateral balances shown are generally reduced.

Derivatives Activity

The following table summarizes the fair value (including accrued interest) and outstanding notional amounts of derivative instruments and related collateral balances (dollars in millions):

	December 31,
	2024				2023
	Notional Amount	Number of Outstanding Derivative Contracts	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Derivatives designated as hedges
Interest rate swaps - cash flow hedge	$17,750	20	$1	$1	$10,650	$2	$—
Interest rate swaps - fair value hedge	$15,371	19	—	—	$8,650	2	—
Derivatives not designated as hedges
Foreign exchange forward contracts(1)	$28	4	—	—	$29	—	—

Total gross derivative assets/liabilities(2)			1	1		4	—
Less: collateral held/ posted(3)			—	(1)		—	—

Total net derivative assets/liabilities			$1	$—		$4	$—

(1)

The foreign exchange forward contracts have notional amounts of EUR 1 million, GBP 3 million, SGD 1 million and INR 1.8 billion as of December 31, 2024, and notional amounts of EUR 6 million, GBP 6 million, SGD 1 million, INR 1.1 billion and AUD 2 million as of December 31, 2023.

(2)

In addition to the derivatives disclosed in the table, the Company enters into forward contracts to purchase when-issued mortgage-backed securities and tax exempt single family mortgage revenue bonds as part of its community reinvestment initiatives. At December 31, 2024, the Company had one outstanding contract with a total notional amount of $65 million and an immaterial fair value. At December 31, 2023, the Company had one outstanding contract with a total notional amount of $35 million and an immaterial fair value.

(3)	Collateral amounts, which consist of cash and investment securities, are limited to the related derivative asset/liability balance and do not include excess collateral received/pledged.

The following amounts were recorded on the statements of financial condition related to cumulative basis adjustments for fair value hedges (dollars in millions):

	December 31,
	2024		2023
	Carrying Amount of Hedged Liabilities	Cumulative Amount of Fair Value Hedging Adjustment (Decreasing) the Carrying Amount of Hedged Liabilities(1)	Carrying Amount of Hedged Liabilities	Cumulative Amount of Fair Value Hedging Adjustment (Decreasing) the Carrying Amount of Hedged Liabilities(1)
Long-term borrowings	$15,324	$(8)	$8,620	$—

(1)	The balance includes $5 million and $12 million of cumulative hedging adjustments related to discontinued hedging relationships as of December 31, 2024 and 2023, respectively.

The following table summarizes the impact of the derivative instruments on income and indicates where within the consolidated financial statements such impact is reported (dollars in millions):

	Location and Amount of (Losses) Gains Recognized on the Consolidated Statements of Income
	Interest Expense
	Deposits	Long-Term Borrowings	Interest Income (Credit Card)	Other Income	Other Expense
For the Year Ended December 31, 2024
Total amounts of income and expense line items presented in the consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(4,772)	$(933)	$16,109	$763	$929
The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$9	$(158)	$—	$—
Gains on discontinued cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$—	$—	$—	$13
(Losses) gains on fair value hedging relationships
(Losses) gains on hedged items	$(19)	$21	$—	$—	$—
(Losses) gains on interest rate swaps	(1)	(158)	—	—	—

Total (losses) gains on fair value hedging relationships	$(20)	$(137)	$—	$—	$—

For the Year Ended December 31, 2023
Total amounts of income and expense line items presented in the consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(3,886)	$(855)	$14,438	$85	$803
The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$9	$(91)	$—	$—
Gains (losses) on fair value hedging relationships
Gains (losses) on hedged items	$—	$(19)	$—	$—	$—
Gains (losses) on interest rate swaps	—	(80)	—	—	—

Total gains (losses) on fair value hedging relationships	$—	$(99)	$—	$—	$—

For the Year Ended December 31, 2022
Total amounts of income and expense line items presented in the consolidated statements of income, where the effects of fair value or cash flow hedges are recorded	$(1,257)	$(606)	$10,632	$75	$540

	Location and Amount of (Losses) Gains Recognized on the Consolidated Statements of Income
	Interest Expense
	Deposits	Long-Term Borrowings	Interest Income (Credit Card)	Other Income	Other Expense
The effects of cash flow and fair value hedging
Gains (losses) on cash flow hedging relationships
Amounts reclassified from OCI into earnings	$—	$(2)	$(2)	$—	$—
Gains (losses) on fair value hedging relationships
Gains on hedged items	$—	$66	$—	$—	$—
Gains (losses) on interest rate swaps	—	(70)	—	—	—

Total gains (losses) on fair value hedging relationships	$—	$(4)	$—	$—	$—

The effects of derivatives not designated in hedging relationships
Gains on derivatives not designated as hedges	$—	$—	$—	$1	$—

For the impact of the derivative instruments on OCI, see Note 13: Accumulated Other Comprehensive Income.

Collateral Requirements and Credit-Risk Related Contingency Features

The Company has master netting arrangements and minimum collateral posting thresholds with its counterparties for its fair value and cash flow hedge interest rate swaps and foreign exchange forward contracts. The Company has not sought a legal opinion in relation to the enforceability of its master netting arrangements and, as such, does not report any of these positions on a net basis. Collateral is required by either the Company or its subsidiaries or the counterparty depending on the net fair value position of the derivatives held with that counterparty. These collateral receivable or payable amounts are generally not offset against the fair value of these derivatives but are recorded separately in other assets or deposits. Most of the Company’s cash collateral amounts relate to positions cleared through an exchange and are reflected as offsets to the associated derivatives balances recorded in other assets and accrued expenses and other liabilities.

The Company also has agreements with certain of its derivative counterparties that contain a provision under which the Company could be declared in default on any of its derivative obligations if the Company defaults on any of its indebtedness, including default where the lender has not accelerated repayment of the indebtedness.

22.	Segment Disclosures

The Company manages its business activities in two segments: Digital Banking and Payment Services.

•

Digital Banking: The Digital Banking segment includes Discover-branded credit cards issued to individuals on the Discover Network and other consumer products and services, including private student loans (prior to the sale of that portfolio), personal loans, home loans and deposit products. The majority of Digital Banking revenues relate to interest income earned on the segment’s loan products. Additionally, the Company’s credit card products generate substantially all revenues related to discount and interchange, protection products and loan fee income.

•

Payment Services: The Payment Services segment includes PULSE, an ATM, debit and electronic funds transfer network; Diners Club, a global payments network; and the Company’s Network Partners business, which provides payment transaction processing and settlement services on the Discover Network. The majority of Payment Services revenues relate to transaction processing revenue from PULSE and royalty and licensee revenue from Diners Club.

The Company’s CODM is the Chief Executive Officer. The CODM reviews financial results on a regular basis to assess total company and line of business performance. The information reviewed, including plan-to-actual comparisons, ratio analysis and other relevant metrics is then used to inform decisions impacting the Company’s reportable segments, including evaluating expense budgets for lines of business which comprise those reportable segments. The business segment reporting provided to and used by the Company’s CODM is prepared using the following principles and allocation conventions:

•	The Company aggregates operating segments when determining reportable segments.

•	Corporate overhead is not allocated between segments; all corporate overhead is included in the Digital Banking segment.

•

Through its operation of the Discover Network, the Digital Banking segment incurs fixed marketing, servicing and infrastructure costs that are not specifically allocated among the segments, except for an allocation of direct and incremental costs driven by the Company’s Payment Services segment.

•	The Company’s assets are not allocated among the operating segments in the information reviewed by the CODM.

•	The revenues of each segment are derived from external sources. The segments do not earn revenue from intercompany sources.

•	Income taxes are not specifically allocated between the operating segments in the information reviewed by the CODM.

The following table presents segment data (dollars in millions):

	Digital Banking	Payment Services	Total
For the Year Ended December 31, 2024
Interest income
Credit card loans	$16,109	$—	$16,109
Private student loans	800	—	800
Personal loans	1,402	—	1,402
Home loans	525	—	525
Other loans	2	—	2
Other interest income	1,182	—	1,182

Total interest income	20,020	—	20,020
Interest expense	5,724	—	5,724

Net interest income	14,296	—	14,296
Provision for credit losses	4,911	—	4,911
Other income	2,902	712	3,614
Other expense
Employee compensation and benefits	2,739	85	2,824
Marketing and business development	1,055	15	1,070
Information processing and communications	704	31	735
Professional fees	1,231	43	1,274
Premises and equipment	90	3	93
Other expense	911	18	929

	Digital Banking	Payment Services	Total
Total other expense(1)	6,730	195	6,925

Income before income taxes	$5,557	$517	$6,074

For the Year Ended December 31, 2023
Interest income
Credit card loans	$14,438	$—	$14,438
Private student loans	1,033	—	1,033
Personal loans	1,156	—	1,156
Home loans	324	—	324
Other loans	2	—	2
Other interest income	892	—	892

Total interest income	17,845	—	17,845
Interest expense	4,746	—	4,746

Net interest income	13,099	—	13,099
Provision for credit losses	6,018	—	6,018
Other income	2,245	450	2,695
Other expense
Employee compensation and benefits	2,356	78	2,434
Marketing and business development	1,147	17	1,164
Information processing and communications	582	26	608
Professional fees	991	50	1,041
Premises and equipment	86	3	89
Other expense	783	20	803

Total other expense(1)	5,945	194	6,139

Income before income taxes	$3,381	$256	$3,637

For the Year Ended December 31, 2022
Interest income
Credit card loans	$10,632	$—	$10,632
Private student loans	831	—	831
Personal loans	872	—	872
Home loans	165	—	165
Other loans	2	—	2
Other interest income	362	—	362

Total interest income	12,864	—	12,864
Interest expense	1,865	—	1,865

Net interest income	10,999	—	10,999
Provision for credit losses	2,359	—	2,359
Other income	2,041	176	2,217
Other expense
Employee compensation and benefits	2,068	71	2,139
Marketing and business development	1,020	15	1,035
Information processing and communications	485	28	513
Professional fees	838	33	871
Premises and equipment	115	3	118
Other expense	523	17	540

Total other expense(1)	5,049	167	5,216

Income before income taxes	$5,632	$9	$5,641

(1)

Financial information provided to the CODM for the Digital Banking segment included total direct expenses of $2.7 billion, $2.8 billion and $2.4 billion and total allocated expenses of $4.0 billion, $3.1 billion and $2.6 billion for the years ended December 31, 2024, 2023 and 2022, respectively. For the Payment Services segment, that information included $124 million, $117 million and $109 million in total direct expenses and $71 million, $77 million and $58 million in total allocated expenses for the years ended December 31, 2024, 2023 and 2022, respectively.

23.	Revenue from Contracts with Customers

ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), generally applies to the sales of any good or service for which no other specific accounting guidance is provided. ASC 606 defines a principles-based model under which revenue from a contract is allocated to the distinct performance obligations within the contract and recognized in income as each performance obligation is satisfied. The Company’s revenue that is subject to this model includes discount and interchange, protection products fees, transaction processing revenue and certain amounts classified as other income.

The following table presents revenue from contracts with customers disaggregated by business segment and reconciles revenue from contracts with customers to total other income (dollars in millions):

	Digital Banking	Payment Services	Total
For the Year Ended December 31, 2024
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$1,417	$103	$1,520
Protection products revenue	169	—	169
Transaction processing revenue	—	345	345
Other income	498	265	763

Total other income subject to ASC 606(2)	2,084	713	2,797
Other income not subject to ASC 606
Loan fee income	819	—	819
Losses on equity investments	(1)	(1)	(2)

Total other income (loss) not subject to ASC 606	818	(1)	817

Total other income by operating segment	$2,902	$712	$3,614

For the Year Ended December 31, 2023
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$1,294	$87	$1,381
Protection products revenue	172	—	172
Transaction processing revenue	—	303	303
Other income	16	69	85

Total other income subject to ASC 606(2)	1,482	459	1,941
Other income not subject to ASC 606
Loan fee income	763	—	763
Gains (losses) on equity investments	—	(9)	(9)

Total other income not subject to ASC 606	763	(9)	754

Total other income by operating segment	$2,245	$450	$2,695

For the Year Ended December 31, 2022
Other income subject to ASC 606
Discount and interchange revenue, net(1)	$1,224	$79	$1,303
Protection products revenue	172	—	172
Transaction processing revenue	—	249	249
Other income	11	64	75

Total other income subject to ASC 606(2)	1,407	392	1,799

	Digital Banking	Payment Services	Total
Other income not subject to ASC 606
Loan fee income	632	—	632
Gains (losses) on equity investments	2	(216)	(214)

Total other income not subject to ASC 606	634	(216)	418

Total other income by operating segment	$2,041	$176	$2,217

(1)	Net of rewards, including Cashback Bonus rewards, of $3.0 billion, $3.1 billion and $3.0 billion for the years ended December 31, 2024, 2023 and 2022, respectively.
(2)	Excludes $7 million, $15 million and $10 million deposit product fees that are reported within net interest income for the years ended December 31, 2024, 2023 and 2022, respectively.

For a detailed description of the Company’s significant revenue recognition accounting policies, see Note 2: Summary of Significant Accounting Policies.

24.	Related Party Transactions

In the ordinary course of business, the Company offers consumer financial products to its directors, executive officers and certain members of their families. These products are offered on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties and these receivables are included in the loan receivables in the Company’s consolidated statements of financial condition. They were not material to the Company’s financial position or results of operations.

25.	Parent Company Condensed Financial Information

The following Parent Company financial statements are provided in accordance with SEC rules, which require such disclosure when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets.

Discover Financial Services

(Parent Company Only)

Condensed Statements of Financial Condition

(dollars in millions)

	December 31,
	2024	2023
Assets
Cash and cash equivalents(1)	$5,209	$3,509
Restricted cash	100	75
Notes receivable from subsidiaries(2)	1,745	1,650
Investment in bank subsidiary	14,022	12,340
Investments in non-bank subsidiaries	976	974
Other assets	994	871

Total assets	$23,046	$19,419

Liabilities and Stockholders’ Equity
Non-interest-bearing deposit accounts	$3	$2
Short-term borrowings from subsidiaries	693	390
Long-term borrowings	3,971	4,469
Accrued expenses and other liabilities	453	323

Total liabilities	5,120	5,184
Stockholders’ equity	17,926	14,235

Total liabilities and stockholders’ equity	$23,046	$19,419

(1)

The Parent Company had $5.2 billion and $3.5 billion in a money market deposit account at Discover Bank as of December 31, 2024 and 2023, respectively, which is included in cash and cash equivalents. These funds are available to the Parent for liquidity purposes.

(2)	The Parent Company had a balance of $1.3 billion representing advances to Discover Bank as of December 31, 2024 and 2023, which is included in notes receivable from subsidiaries.

Discover Financial Services

(Parent Company Only)

Condensed Statements of Comprehensive Income

(dollars in millions)

	For the Years Ended December 31,
	2024	2023	2022
Interest income	$293	$240	$98
Interest expense	280	189	189

Net interest income (expense)	13	51	(91)
Dividends from bank subsidiary	2,600	1,700	4,000
Dividends from non-bank subsidiaries	260	11	688
Other income	—	4	—

Total income	2,873	1,766	4,597
Other expense (income)	179	(2)	6

Income before income tax benefit and equity in undistributed net income of subsidiaries	2,694	1,768	4,591
Income tax benefit (expense)	19	(7)	25
Equity in undistributed net income of subsidiaries	1,822	1,035	(300)

Net income	4,535	2,796	4,316
Other comprehensive (loss) income, net	(71)	114	(245)

Comprehensive income	$4,464	$2,910	$4,071

Discover Financial Services

(Parent Company Only)

Condensed Statements of Cash Flows

(dollars in millions)

	For the Years Ended December 31,
	2024	2023	2022
Cash flows provided by operating activities
Net income	$4,535	$2,796	$4,316
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,822)	(1,035)	300
Non-cash transfer to (from) subsidiary	40	(11)	(188)
Stock-based compensation expense	85	74	89
Deferred income taxes	(12)	2	(8)
Depreciation and amortization	5	4	32
Net gains on investments and other assets	—	(4)	—
Changes in assets and liabilities:
Increase in other assets	(107)	(65)	(143)
Increase (decrease) in accrued expenses and other liabilities	136	(41)	27

Net cash provided by operating activities	2,860	1,720	4,425
Cash flows (used for) provided by investing activities
Return of capital from sale of subsidiary	—	2	—
(Increase) decrease in loans to subsidiaries	(95)	109	(982)
Proceeds from sale of subsidiary	—	3	—
Purchases of premises and equipment	(1)	—	—

Net cash (used for) provided by investing activities	(96)	114	(982)
Cash flows used for financing activities
Net increase (decrease) in short-term borrowings from subsidiaries	303	275	(324)
Proceeds from issuance of common stock	13	12	10
Proceeds from issuance of long-term borrowings	—	993	740
Maturities and repayment of long-term borrowings	(502)	(15)	(834)
Purchases of treasury stock	(83)	(1,938)	(2,359)
Net increase in deposits	1	—	—
Dividends paid on common and preferred stock	(771)	(752)	(703)

Net cash used for financing activities	(1,039)	(1,425)	(3,470)

Increase (decrease) in cash, cash equivalents and restricted cash	1,725	409	(27)
Cash, cash equivalents and restricted cash, at beginning of period	3,584	3,175	3,202

Cash, cash equivalents and restricted cash, at end of period	$5,309	$3,584	$3,175

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$5,209	$3,509	$3,155
Restricted cash	100	75	20

Cash, cash equivalents and restricted cash, at end of period	$5,309	$3,584	$3,175

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest expense	$280	$175	$159
Income taxes, net of income tax refunds	$(25)	$22	$(39)

26.	Subsequent Events

On February 18, 2025, approval of the Merger Agreement was obtained from the Company’s shareholders and Capital One’s shareholders. For more information, refer to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2025.

Glossary of Acronyms

•	AFS: Available-For-Sale

•	AI: Artificial Intelligence

•	ALCO: Asset and Liability Management Committee

•	AOCI: Accumulated Other Comprehensive Income (Loss)

•	ASC: Accounting Standards Codification

•	ASU: Accounting Standards Update

•	ATM: Automated Teller Machine

•	BCBS: Basel Committee on Banking Supervision

•	CCAR: Comprehensive Capital Analysis and Review

•	CCPA: California Consumer Privacy Act

•	CECL: Current Expected Credit Losses

•	CEO: Chief Executive Officer

•	CET1: Common Equity Tier 1

•	CFO: Chief Financial Officer

•	CFPB: Consumer Financial Protection Bureau

•	CHCC: Compensation and Human Capital Committee

•	CIO: Chief Information Officer

•	CISO: Chief Information Security Officer

•	CODM: Chief Operating Decision Maker

•	COSO: Committee of Sponsoring Organizations of the Treadway Commission

•	CPPA: California Privacy Protection Agency

•	CRM: Corporate Risk Management

•	CRO: Chief Risk Officer

•	DCENT: Discover Card Execution Note Trust

•	DCMT: Discover Card Master Trust I

•	DFS: Discover Financial Services

•	DRR: Designated Reserve Ratio

•	EPS: Earnings Per Share

•	ERM: Enterprise Risk Management

•	ESG: Environmental, Social and Governance

•	EWI: Early Warning Indicator

•	FASB: Financial Accounting Standards Board

•	FDIA: Federal Deposit Insurance Act

•	FDIC: Federal Deposit Insurance Corporation

•	FFIEC: Federal Financial Institutions Examination Council

•	FHLB: Federal Home Loan Bank

•	FRB: Federal Reserve Board

•	GAAP: Accounting Principles Generally Accepted in the United States

•	GLBA: Gramm-Leach-Bliley Act

•	HTM: Held-To-Maturity

•	KRI: Key Risk Indicator

•	LFI: Large Financial Institution

•	NPI: Nonpublic Personal Information

•	OCC: Office of the Comptroller of the Currency

•	OCI: Other Comprehensive Income (Loss)

•	OFAC: Office of Foreign Assets Control

•	ORO: Operational Risk Oversight

•	PCAOB: Public Company Accounting Oversight Board

•	POS: Point-of-Sale

•	PSU: Performance Stock Unit

•	Repo: Repurchase Agreement

•	RMBS: Residential Mortgage-Backed Securities

•	RSU: Restricted Stock Unit

•	SCB: Stress Capital Buffer

•	SEC: Securities and Exchange Commission

•	SOFR: Secured Overnight Financing Rate

•	TIRC: Technology and Information Risk Committee

•	UDAAP: Unfair, Deceptive or Abusive Acts or Practices

•	U.S.: United States of America

•	U.S. GSE: Government-sponsored Enterprise of the U.S.

•	VIE: Variable Interest Entity

•	VP-ISTR: VP, Information Security and Technology Risk